EXHIBIT (a)(1)(A)

ExpressJet Holdings, Inc.	Offer to Exchange for Common Stock, and, in certain cases, cash, all $128,200,000 Aggregate Principal Amount of 4.25% Convertible Notes Due 2023 (CUSIP Nos. 30218UAB4 and 30218UAA6)

UNLESS WE EXTEND THE OFFER TO EXCHANGE, THE OFFER TO EXCHANGE AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 31, 2008. NOTES TENDERED PURSUANT TO THIS OFFER TO EXCHANGE MAY BE WITHDRAWN AT ANY TIME PRIOR TO THAT DATE AND TIME.

Pursuant to the terms of the indenture governing the Notes, dated as of August 5, 2003 (the “Indenture”), among ExpressJet Holdings, Inc., a Delaware corporation (“ExpressJet” or the “Company”), a subsidiary of the Company, as guarantor, and The Bank of New York Trust Company, N.A., as successor trustee thereunder (the “Trustee”), the Company hereby offers to repurchase all $128.2 million aggregate principal amount of its 4.25% Convertible Notes Due 2023 (the “Notes”), whereby each $1,000 principal amount that is tendered and not withdrawn would receive in exchange:

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a number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), equal to (i) the principal amount of the Notes tendered plus accrued and unpaid interest thereon through July 31, 2008 divided by (ii) 97.5% of the average closing sale price of the Common Stock for the five consecutive trading days ending on July 29, 2008, appropriately adjusted for any stock split, stock dividend, rights issuance or other distribution occurring during such five consecutive trading days (the “Stock Consideration”); or

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if we do not meet the conditions to using Common Stock in connection with our obligation to repurchase under the Indenture, $1,000 in cash plus accrued and unpaid interest thereon through July 31, 2008 (the “Alternate Consideration”).

We refer to the consideration actually paid in connection with the Offer to Exchange, whether the Stock Consideration or the Alternate Consideration, including, in both cases, the cash paid in lieu of fractional shares of Common Stock, as the “Repurchase Consideration.”

We are making the Offer to Exchange solely to fulfill our repurchase obligation under the Indenture governing the Notes by providing registered holders of Notes (each a “Holder” and collectively, the “Holders”) with the opportunity to have their Notes repurchased. The Company has elected under the Indenture for any repurchases to be made entirely in shares of Common Stock. As required by the Indenture, the Company is delivering to you a “Company Repurchase Notice” along with this Offer to Exchange.

Under the terms of the Notes, each $1,000 original principal amount of the Notes is currently convertible at the option of the Holder into 54 shares of Common Stock. The last reported sale price per share of Common Stock on June 30, 2008 was $0.55 per share.

In all cases, the Company will pay the Repurchase Consideration only in respect of the Notes that are validly tendered and not properly withdrawn prior to 5:00 P.M., New York City time, on July 31, 2008 (the “Expiration Date”) under the terms and conditions of the offer described in this Offer to Exchange and the accompanying Company Repurchase Notice (including the Repurchase Notice attached thereto as Annex A (the “Repurchase Notice”)) and letter of transmittal (the “Letter of Transmittal” and together with this Offer to Exchange and the documents incorporated by reference herein, the “Offer Documents”).

The Company will not issue fractional shares of Common Stock in exchange for the Notes. Instead, the Company will pay cash in lieu thereof as part of the Repurchase Consideration in an amount based on the closing sale price of the Common Stock as of August 1, 2008. You do not have to tender all of your Notes to participate in this Offer to Exchange. You may withdraw your tender of Notes at any time before the Expiration Date.

If we do not meet the conditions to using our Common Stock in connection with our obligation to repurchase Notes under the Indenture, we would be required under the Indenture to purchase with cash consideration all of the Notes tendered in this Offer to Exchange. In the event that we are so obligated to purchase the Notes for cash, we may default on that obligation and the Indenture and may have to seek bankruptcy protection or commence liquidation or administration proceedings. In that case, the Holders may not be repaid the principal amount of their Notes.

Notwithstanding any other provision of the Offer to Exchange, the Company’s obligation to accept for exchange, and to exchange, those Notes validly tendered pursuant to the Offer to Exchange is conditioned upon the satisfaction of the conditions described in “The Offer to Exchange—Conditions of the Offer to Exchange.” The Company, in its sole discretion, also may waive any of the conditions or amend any of the terms of the Offer to Exchange, in whole or in part, at any time and from time to time. See “The Offer to Exchange—Conditions of the Offer to Exchange.” We may, in our sole discretion, extend the Offer to Exchange.

We are not and our board of directors is not making any recommendation to you as to whether to tender or refrain from tendering your Notes. You must make the decision whether to tender your Notes and, if so, how many Notes to tender. For a discussion of certain factors that you should consider in connection with the Offer to Exchange, please carefully read the section captioned “Risk Factors” beginning on page 6. The Company has not authorized any person to provide any information or to make any representation in connection with the Offer to Exchange other than the information contained or incorporated by reference in the Offer Documents, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by the Company.

The date of this Offer to Exchange is July 2, 2008.

IMPORTANT INFORMATION

Any Holder desiring to tender the Notes should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions therein and send or deliver to The Bank of New York Trust Company, N.A. (as successor to Bank One, N.A.), as Paying Agent (the “Paying Agent”) such manually signed Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents, confirmation of the transfer of such Notes into the account of the Paying Agent with a Book-Entry Transfer Facility (as defined herein) pursuant to the procedures set forth herein, or (ii) request such Holder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender such Notes so registered. See “The Offer to Exchange—Procedures for Tendering Notes.”

Participants in the Depository Trust and Clearing Corporation (“DTC”) may electronically transmit their acceptance of the Offer to Exchange by causing DTC to transfer Notes to the Paying Agent in accordance with the DTC Automated Offer to Purchase Program (“ATOP”). DTC will then send an Agent’s Message (as defined herein) to the Paying Agent. See “The Offer to Exchange—Procedures for Tendering Notes.”

In all cases, you must complete and sign the Repurchase Notice in addition to the other required documents and return them to the Paying Agent by 5:00 p.m. New York City time on the Expiration Date.

Any questions or requests for assistance may be directed to the Company at the address and telephone number set forth on the back cover of this Offer to Exchange. Requests for additional copies of this Offer to Exchange or the accompanying Letter of Transmittal or any other documents also may be obtained from the Company. Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer to Exchange.

Holders who wish to be eligible to receive the Repurchase Consideration pursuant to the Offer to Exchange must validly tender (and not withdraw) their Notes to the Paying Agent prior to 5:00 P.M. on the Expiration Date. Notes tendered prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. As a result, a Holder who validly withdraws and does not validly re-tender previously tendered Notes will not receive the Repurchase Consideration.

The Company agrees, on the terms and subject to the conditions set forth in the Offer Documents, to promptly pay to registered Holders accepted for exchange in this Offer to Exchange the Repurchase Consideration to which such Holders are entitled. The Repurchase Consideration will be paid on the Payment Date, which will be promptly following the date that the Company accepts Notes for exchange pursuant to the Offer to Exchange (the “Acceptance Date”). The Acceptance Date is expected to be the business day following the Expiration Date. If a Holder’s Notes are not accepted for exchange by the Company pursuant to the Offer to Exchange, such Holder will not receive the Repurchase Consideration. See “The Offer to Exchange—Withdrawal of Tenders; Absence of Appraisal Rights.” Likewise, in the event that the Offer to Exchange is withdrawn or otherwise not completed, the Repurchase Consideration will not be paid or become payable to Holders of the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Offer to Exchange. Any representation to the contrary is a criminal offense.

The Company is relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Offer to Exchange from the registration requirements of the Securities Act with respect to the exchange of the Notes for Common Stock. The Company also is relying on Section 18(b)(4)(C) of the Securities Act to exempt the Offer to Exchange from state securities law requirements. This Offer to Exchange does not constitute an offer to purchase in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or blue sky laws.

The Company has no arrangement or understanding with any broker, dealer, agent or other person to solicit tenders of the Notes. Regular employees of the Company who will not receive additional compensation therefor may solicit tenders from Holders. No broker, dealer, agent or other person has been authorized to give any information or to make any representation not contained in this Offer to Exchange and, if given or made, such information or representation may not be relied upon as having been authorized by the Company. Neither the delivery of this Offer to Exchange nor any exchange hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof, or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Company as of such time.

The Company is not asking you for a proxy or consent, and you are requested not to send the Company a proxy or consent.

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SUMMARY

This general summary is solely for your convenience. You should read the entire Offer to Exchange and the related Letter of Transmittal before you decide whether to participate in the Offer to Exchange. Holders are particularly encouraged to read the risks discussed under “Risk Factors” and the detailed descriptions in the section entitled “The Offer to Exchange.”

For convenience, we use “we,” “us”, “ours” and the “Company” to refer to ExpressJet Holdings, Inc. and its subsidiaries. The following are some of the questions you may have as a Holder of the Notes and answers to those questions.

Q.    What securities are sought in the Offer to Exchange?

A.    We are offering to acquire in exchange for shares of our Common Stock all $128,200,000 aggregate principal amount of 4.25% Convertible Notes due 2023 of ExpressJet Holdings, Inc., which amount represents 100% of the outstanding principal amount of Notes as of the date of this Offer to Exchange. The CUSIP numbers of the Notes are 30218UAB4 and 30218UAA6. The Notes are currently convertible at the option of the Holder into approximately 54 shares of Common Stock per $1,000 original principal amount. The Notes are guaranteed by ExpressJet Airlines, Inc., our wholly owned subsidiary.

Q.    What securities is the Company offering to issue in exchange for my Notes?

A.    In exchange for each $1,000 original principal amount of Notes properly tendered and not withdrawn in the Offer to Exchange, we are offering to

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issue a number of shares of the Company’s Common stock equal to (i) the principal amount of the Notes tendered plus accrued and unpaid interest thereon through July 31, 2008 divided by (ii) 97.5% of the average closing sale price of the Common Stock for the five consecutive trading days ending on July 29, 2008, appropriately adjusted for any stock split, stock dividend, rights issuance or other distribution occurring during such five consecutive trading days (the “Stock Consideration”); or

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if we do not meet the conditions to using Common Stock in connection with our obligation to repurchase under the Indenture (the “Indenture Conditions”), pay $1,000 plus accrued and unpaid interest thereon through July 31, 2008 (the “Alternate Consideration”).

We refer to the consideration actually paid in connection with the Offer to Exchange, whether the Stock Consideration or the Alternate Consideration, including, in both cases, the cash paid in lieu of fractional shares of Common Stock, as the “Repurchase Consideration.” On June 30, 2008, the last reported sale price was $0.55 per share for our Common Stock.

Q.    What are the Indenture Conditions?

A.    We may only use Common Stock to satisfy our obligation under the Indenture if those shares are registered under applicable state and federal laws and listed on a national securities exchange. We must also give the Trustee an opinion of counsel regarding the validity of the shares as well as officer’s certificates stating that the issuance of shares is in conformity of the Indenture and setting forth the number of shares to be issued for each $1,000 principal amount of the Notes.

Finally, we must give notice at least twenty business days prior to August 1, 2008 containing (i) the date and price of the repurchase, (ii) whether payment will be in cash, stock or a mix and (iii) if shares are to be used in the repurchase, the conversion price of the stock.

Q.    How will I know if the Indenture Conditions are satisfied?

A.    We will announce by press release if the Indenture Conditions cannot be satisfied by the Expiration Date as soon as practicable after we learn of such an event.

Q.    Why is the Company making the Offer to Exchange?

A.    We are making the Offer to Exchange solely to fulfill our repurchase obligation under the Indenture governing the Notes by providing Holders with the opportunity to have their Notes repurchased. The Company has elected under the Indenture for any repurchases to be made entirely in shares of Common Stock. See “The Offer to Exchange—Purpose of the Offer to Exchange”.

Q.    Will the Common Stock be listed for trading?

A.    Our Common Stock is listed for trading on The New York Stock Exchange under the symbol “XJT.” We will apply to have the shares of Common Stock to be issued in the Offer to Exchange also listed on The New York Stock Exchange.

Q.    How long do I have to decide whether to tender, and how do I tender?

A.    You will have until Thursday, July 31, 2008, at 5:00 P.M., New York City time, unless we extend the Offer to Exchange. To tender your Notes, you must transmit a properly completed and duly executed Repurchase Notice and Letter of Transmittal, or a facsimile thereof, together with any required signature guarantees, agent’s message and any other required documents, to the Paying Agent prior to 5:00 P.M., New York City time, on the Expiration Date. See “The Offer to Exchange—Expiration Date; Extensions; Amendments” and “The Offer to Exchange—Procedures for Tendering Notes.”

Q.    Until when may I withdraw previously tendered Notes?

A.    You may elect in the Repurchase Notice to withdraw any previously tendered Notes if the Indenture Conditions are not satisfied and we become obligated to satisfy our repurchase obligation under the Indenture with cash. In any event, you may otherwise withdraw tendered Notes at any time prior to the Expiration Date. See “The Offer to Exchange—Withdrawal of Tenders”.

Q.    Do I have dissenters’ rights or appraisal rights with respect to the Offer to Exchange?

A.    No. There are no such rights with respect to the Offer to Exchange.

Q.    With whom can I talk if I have questions about the Offer to Exchange?

A.    If you have questions regarding the mechanics of or the timing of events in the Offer to Exchange, please contact the Company. If you have questions regarding the procedures for tendering in the Offer to Exchange, please contact The Bank of New York Trust Company, N.A., the Paying Agent. If you would like additional information about the Company, please contact:

ExpressJet Holdings, Inc. 700 North Sam Houston Parkway West, Suite 200 Houston, Texas 77067 Attention: Kristy Nicholas Telephone: (832) 353-1000

For a complete description of the Common Stock and Notes, see “Description of Our Capital Stock,” “Description of the Notes” and “Certain U.S. Federal Income Tax Considerations”.

Certain Risk Factors

See “Risk Factors” beginning on page 6 for a discussion of risks relating to the Offer to Exchange and the ownership of our Common Stock.

There will be material differences in your rights if you tender your Notes in the Offer to Exchange.

By participating in the Offer to Exchange, you will forego your rights to future and accrued interest on your Notes under the Indenture, as well as your rights as a creditor of the Company. If you participate in the Offer to Exchange, you will, as a holder of Common Stock, have only the voting rights with respect to such shares. See “Risk Factors,” “Description of Our Capital Stock” and “Description of the Notes.”

THE COMPANY

The Company has strategic investments in the air transportation industry. ExpressJet was incorporated in Delaware in August 1996 as a subsidiary of Continental Airlines, Inc. (“Continental”) and became a separate publicly traded company in 2002. The Company is one of the largest regional airlines in the world, based on 2007 available seat miles, number of regional jets and passengers transported. Our primary business is flying 274 regional jet aircraft under agreements with Continental as Continental Express and with Delta Air Lines, Inc. (“Delta”) as Delta Connection, as well as under our own ExpressJet brand.

For more information regarding the Company, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 and the Current Reports on Form 8-K noted under the section entitled “Incorporation of Certain Documents By Reference” on page 44, which are all incorporated by reference herein. The Company’s principal executive offices are located at 700 North Sam Houston Parkway West, Suite 200, Houston, Texas 77067 and its telephone number at that address is (832) 353-1000.

HISTORICAL FINANCIAL DATA

For audited historical financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated by reference herein. For unaudited historical financial statements for the quarterly period ending March 31, 2008, please refer to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2008, which is incorporated herein by reference.

OTHER FINANCIAL DATA

For our ratio of earnings to fixed charges, please see the section titled “Ratio of Earnings to Fixed Charges” in this Offer to Exchange. For our book value per share of Common Stock as of March 31, 2008 and unaudited pro forma financial information, please see the section titled “Unaudited Pro Forma Financial Information” in this Offer to Exchange.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

Certain matters in the Offer Documents and the documents incorporated by reference therein, including, without limitation, certain matters discussed in our Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk,” constitute “forward-looking statements.” Those statements include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, future events and financial trends affecting the Company.

Forward-looking statements are typically identified by the words “believes,” “expects,” “anticipates,” “continues,” “intends,” “likely,” “may,” “plans,” “potential,” “will” and similar expressions, whether in the negative or the affirmative. All statements other than the statements of historical fact are “forward-looking statements” for the purposes of federal and state securities laws, including, without limitation, any projections on pro forma statements of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the expected effect of the Second Amended and Restated Capacity Purchase Agreement with Continental; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any assumptions underlying any of the foregoing. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and that matters referred to in such forward-looking statements involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control, that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include the following four key areas of the known risks that could significantly impact our revenues, operating results and capacity:

•	our ability to operate profitably outside of our contractual flying;

•	our reliance on Continental for the majority of our revenue;

•	rising costs and the highly competitive nature of the airline industry; and

•	regulation and other factors.

All forward-looking statements in this report are qualified by these cautionary statements. The Company undertakes no obligation to publicly update or revise these forward-looking statements because of new information, future events or otherwise.

RISK FACTORS

In addition to other information contained in the Offer Documents, when making a decision regarding whether to tender the Notes in the Offer to Exchange, we urge Holders to consider the risks discussed below.

Risks Related to the Offer to Exchange

If we fail to meet the Indenture Conditions, we will be required to repurchase the tendered Notes in cash, which could lead to a default under the Indenture or bankruptcy.

If we do not meet the Indenture Conditions, we would be required under the Indenture to purchase with cash consideration all of the Notes tendered in this Offer to Exchange. In the event that we are so obligated to purchase the Notes for cash, we may default on that obligation and the Indenture and may have to seek bankruptcy protection or commence liquidation or administration proceedings, or creditors of the Company may seek to force the Company into bankruptcy. In such cases, the Holders may not be repaid the principal amount of their Notes.

If you participate in the Offer to Exchange, you will lose your rights under the Indenture.

If you tender your Notes and they are accepted for exchange pursuant to this Offer to Exchange, you will receive new shares of Common Stock, but will lose all rights associated with the Indenture governing the Notes. The Indenture obligates us to pay Holders a certain amount of interest that you, as a tendering Holder, will forfeit.

There are greater financial risks associated with the ownership of Common Stock than with ownership of debt instruments.

In the event of the Company’s dissolution or the liquidation of its assets, under Delaware or other applicable law, the Company’s obligations to creditors under its debt instruments, such as credit facilities, guaranties and notes, receive priority in the distribution of the Company’s assets. If any assets are remaining after distribution to such creditors, then only those remaining assets may be distributed pro rata to the holders of our Common Stock.

The Company has not obtained a third-party determination that the Offer to Exchange is fair to the Holders of the Notes.

The Company is not making a recommendation whether Holders should exchange their Notes, and Holders are not required to exchange their Notes. The Company is making the Offer to Exchange pursuant to its obligations under the Indenture and has not retained and does not intend to retain any unaffiliated representative to act solely on behalf of the Holders for purposes of negotiating the terms of the Offer to Exchange or preparing a report concerning the fairness of the Offer to Exchange. The Company cannot assure Holders that the value of the Common Stock exchangeable in the Offer to Exchange will equal or exceed the value of the Notes at the time of settlement. Your participation, if any, will be at your sole election. You should consult your individual financial and tax advisors to determine what is best for you.

The issuance of Common Stock upon consummation of the Offer to Exchange will dilute the ownership interest of existing stockholders and likely cause a decrease in the market price of our Common Stock.

As of June 30, 2008, we had 55,952,229 shares of our Common Stock issued and 52,651,361 shares of our Common Stock outstanding. Assuming both that we satisfy the Indenture Conditions and a $1.00 price per share of Common Stock, if all of the Holders tender all of their Notes in this Offer to Exchange, we will issue 134,281,282 shares of Common Stock upon consummation of the Offer to Exchange. The average daily trading volume of our Common Stock on The New York Stock Exchange during June 2008 was approximately 2.1 million shares. Given these trading volumes, any sales in the public market of the Common Stock issuable in the Offer to Exchange is likely to adversely affect the prevailing market price of our Common Stock.

If the market price of our Common Stock were to fall below a certain level, we would not have enough authorized shares of Common Stock to issue in the Repurchase Consideration.

If the average closing sale price of our Common Stock for the five consecutive trading days ending on the third business day prior to August 1, 2008 were to be less than $0.40 per share, we would not have enough authorized shares of Common Stock to permit us to issue shares of our Common Stock in satisfaction of our obligation to repurchase Notes under the Indenture. In that case, we will be required to repurchase the tendered Notes in cash, which could lead to a default under the Indenture or bankruptcy, or both.

If we do not maintain a market capitalization of at least $25 million and an average closing price of at least $1.00 per share for our Common Stock during any consecutive 30-trading-day period, our Common Stock could be delisted from The New York Stock Exchange.

Without a market capitalization of at least $25 million and a price of $1.00 per share of our Common Stock for a thirty-day period, we would be in violation of the listing standards of The New York Stock Exchange, which may subsequently result in the delisting of our Common Stock. On June 20, 2008, we learned that trading in our Common Stock had been automatically suspended from trading on The New York Stock Exchange pursuant to that exchange’s “sub-penny” trading rule because our Common Stock had traded at a price of $1.05 per share or less. We were informed that this suspension will be in effect until our Common Stock has traded on another automated trading center such as that maintained by NYSE Arca, Inc. for at least one entire trading day at a price or prices that are at all times at or above $1.10 per share.

Approximately 85% of our Notes are held by seven entities. If a significant number of Notes held by those entities are tendered in this Offer to Exchange, a significant percentage of our Common Stock issued and outstanding after the consummation of the Offer to Exchange would be held by those entities. Those entities would have the power to elect a majority of the members of our Board of Directors.

We will issue shares of our Common Stock in the Offer to Exchange. Assuming that we satisfy the Indenture Conditions, that all of the Holders tender all of their Notes and a $1.00 price per share of Common Stock, if our seven largest Holders exchange their outstanding Notes in the Offer to Exchange, those entities will be able to cast over approximately 61% of the votes in the election of directors and other matters submitted to stockholders, and will be entitled to receive at least approximately 61% of any dividends or other distributions made to Holders of our Common Stock. Therefore, if the Offer to Exchange is consummated, a small number of current Holders will control us.

The Company may purchase or repay any Notes not tendered in the Offer to Exchange on terms that could be more favorable to Holders of Notes than the terms of the Offer to Exchange.

Subject to Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company may, at any time after the consummation of the Offer to Exchange, purchase Notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers, repayment at maturity or otherwise. Any other purchases may be made on the same terms or on terms that are more or less favorable to Holders than the terms of the Offer to Exchange. The Company also reserves the right to repay any Notes not tendered. If the Company decides to repurchase or repay Notes that are not tendered in the Offer to Exchange on terms that are more favorable than the terms of the Offer to Exchange, those Holders that decided not to participate in the Offer to Exchange would be better off than those that participated in the Offer to Exchange. However, if a U.S. bankruptcy case were commenced, the Company would have no further ability to repurchase any of the Notes without the permission of the bankruptcy court.

If a Holder exchanges its Notes in the Offer to Exchange and the Company subsequently files or is forced into bankruptcy, such Holder may be required under U.S. bankruptcy and other laws to repay any Repurchase Consideration it received.

If a Holder exchanges its Notes in the Offer to Exchange and the Company subsequently files or is forced into bankruptcy, any Repurchase Consideration received may be treated as a fraudulent transfer or preference under U.S. bankruptcy laws and may be avoided and required to be returned or disallowed. If a court determines that repurchase of the Notes pursuant to this Offer to Exchange constituted a fraudulent transfer, the Holders may be required to return the Repurchase Consideration they received, or the value thereof.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court could avoid and recover all or a portion of the transfers made to the Holders if it were to find that, at the time of the transfer of consideration to the Holders:

•	we made the transfers to the Holders with the intent of hindering, delaying or defrauding current or future creditors, or

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we received less than fair consideration or reasonably equivalent value for the repurchase, and we were insolvent or were rendered insolvent by reason of the transfer; or we were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or we intended to incur, or believed, or should have believed, we would incur, debts beyond our ability to pay as such debts mature.

The measure of insolvency for purposes of the above will vary depending upon the law applied in any proceeding. Generally, however, a company would be considered insolvent if:

•	its debts, including contingent liabilities, were greater than the saleable value of all of its assets at a fair valuation; or

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the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot predict what standard a court would apply in order to determine if we were “insolvent” as of the date of transfer, or that, regardless of methodology, a court would not determine that we were insolvent on that date. A court may determine, regardless of whether we were insolvent on the date the transfers are made, that the transfers constituted fraudulent transfers on another ground.

Apart from the fraudulent transfer theories described above, any payment made to the Holders pursuant to this Offer to Exchange in consideration for their Notes, including a cash payment, may also be subject to challenge as a preference under U.S. bankruptcy laws. Specifically, if a Holder chooses to exchange its Notes in the Offer to Exchange and receives the Repurchase Consideration and the Company were to file for bankruptcy or the Company’s creditors were to force it into bankruptcy within 90 days after the consummation of the Offer to Exchange (or 1 year after the consummation of the Offer to Exchange if the Holder is an insider of the Company), there is a risk that the bankruptcy court may determine that the payment of the Repurchase Consideration, if it occurs, is a voidable preference made at the expense of the Company’s other creditors and, consequently, avoid such payments. In that event, a Holder may be required to return the Repurchase Consideration it received, or value thereof, in the Offer to Exchange.

Risks Related to the Company

Factors that may affect our future operating results and financial condition.

Our results of operations and financial condition may vary materially from those we anticipate, estimate or project due to risks arising primarily in five key areas:

•	our ability to operate profitably under our capacity purchase agreement with Continental, which was amended effective July 1, 2008 (the “Continental CPA”);

•	our ability to operate profitably outside of our contractual flying

•	our reliance on Continental for the majority of our revenue;

•	rising costs and the highly competitive nature of the airline industry; and

•	regulation and other factors

Our operations under the Continental CPA may no longer be profitable.

We amended and restated the Continental CPA on June 5, 2008. The amendments became effective on July 1, 2008. In contrast to providing for us to earn a 10% margin on our expenses incurred flying as a regional carrier for Continental, the agreement now has fixed block hour rates, which are subject to an annual adjustment tied to a consumer price index (capped at 3.5% per annum). The rates are considerably lower than the pre-amendment rates and will result in lower overall revenues. At this time, it is difficult to quantify the overall financial impact of the changes because the pre- and post-amendment agreement are substantially different, including with respect to the services covered. Our results will depend, in part, on the timing of our fleet changes and how successful we are in reducing our operating costs. We originally derived significant amounts of revenue from the reimbursement, plus the 10% margin, for aircraft rent, fuel and other expenses. Those expenses, and the corresponding revenue, will no longer be reflected on our financial statements as they will be incurred directly by Continental. Moreover, the rates we earn will be fixed and not tied to our expenses; consequently, we could be unprofitable if we do not manage our costs appropriately. We need to aggressively reduce managed expenses under the agreement as aircraft are removed from service and returned to Continental. In addition to reducing volume-related costs as a result of the decrease in our flying, we also need to reduce overhead expenses consistent with the operation of a smaller fleet. Our initial goal is to reduce our annual operating costs by approximately $100 million, which will be necessary for us to be profitable. Although a significant portion of that amount will be volume-driven, we anticipate that overhead reductions will comprise at least 35% of that amount, which we intend to address through a reduction in workforce, wage concessions and other expense reductions. There can be no assurance that we will be successful in reducing our expenses or that we will be profitable in the future.

Our operations outside of the Continental CPA may affect our ability to operate profitably.

The aircraft transitioned last year from the Continental CPA to revenue-risk flying agreement with Delta, ExpressJet branded flying and charter flying have been unprofitable to date. Currently the aircraft deployed outside of capacity purchase agreements and the associated risks relate to 22% of our fleet. The risks affecting our new operations include:

•	high fuel costs;

•	our ability to obtain and finance any expansion at acceptable rates of return;

•	our ability to create a profitable recognized brand;

•	the condition of the U.S. economy; and

•	competitive responses from other air carriers.

In June 2008, we announced plans to reduce the 69 aircraft that we operate outside of the Continental CPA by returning up to 39 of those aircraft to Continental pursuant to our rights under the amended Continental CPA. The aircraft that we retain will continue to be subject to the foregoing risks. We need to successfully develop markets or customers that are new for us. Our failure to do so effectively will result in our continued unprofitability.

Additional competitive responses to whatever level of branded service we continue may make that service even more unprofitable.

The airline industry is fiercely competitive. Barriers to entry are low, and a number of airlines have failed over the years. Subject to the availability of space, and in some cases the right to serve certain airports, we have the right to serve most U.S. airports. However, most airports already have some combination of legacy, regional and low-cost carriers and we cannot predict with certainty the competitive response we might face in a given market or future competitive response from current or future airlines where we currently operate. Carriers with comparatively larger fleets and more capital have greater flexibility to increase frequencies into a market or to reduce fares. They also enjoy established brand recognition and may have marketing alliances that we do not, which enable them to compete more effectively.

There have been numerous mergers and acquisitions within the U.S airline industry since its deregulation in 1978, and there may be additional mergers and acquisitions in the future. Any airline industry consolidation could substantially alter the competitive landscape and may result in changes in our business strategy. Although the majority of our current flying is under contractual obligations and, thus, is insulated somewhat from the immediate impact of any change of control, consolidation involving legacy carriers in our industry could, in the long run, result in the reduction of capacity for network-feed services to be provided by the regional carriers, which could have a material adverse effect on us,

We remain dependent on Continental for the majority of our revenue and cash flows.

We currently operate more than 75% of our fleet (205 aircraft) under the Continental CPA and so rely heavily on the financial and operational stability of Continental. The domestic airline environment in the United States continues to be extremely challenging for all carriers and Continental experienced a loss in the first quarter of 2008. Continental has indicated that its own business and financial results are subject to a number of risk factors, many of which are uncontrollable, including the amount of debt it carries, escalating fuel prices, delays in scheduled aircraft deliveries, its high labor and pension costs, service interruptions at one of its hub airports, disruptions to the operations of any of its regional operators, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats, an economic downturn in the U.S. and global economies and the seasonal nature of the airline business.

We cannot predict the future impact of these factors on Continental. Moreover, record fuel prices, changes in fare structures (most importantly in relation to business fares), booking patterns, low-cost competitor growth, customers’ direct booking on the internet, competitors emerging from bankruptcies with reduced cost structures, rumored industry consolidation and other changes in the industry cannot be predicted at this time, but could have a material adverse effect on both Continental’s and our financial condition, liquidity and results of operations.

Our Continental CPA could be terminated.

We currently operate 205 aircraft for Continental under the Continental CPA. Although Continental no longer has the unilateral right to remove aircraft from the Continental CPA, Continental is permitted to reduce that number by 15 aircraft after June 30, 2009. In the event that Continental exercises this right, 190 aircraft will remain covered by the agreement through its scheduled June 30, 2015 expiration. Although Continental cannot reduce the aircraft we fly under the agreement, other than the 15 aircraft noted above, Continental can terminate the agreement:

•	for cause, at any time without giving us notice or an opportunity to cure;

•

at any time upon our material breach that does not constitute cause, including our failure to complete a specified percentage of our scheduled flights, if the breach continues for 90 days after we receive notice of the breach; and

•

at any time, upon two business days notice upon but with no opportunity to cure, if Continental reasonably and in good faith determines, using recognized standards of safety, that there is a material safety concern with our operation of any flights under the agreement.

We could lose access to our aircraft, facilities and regulatory authorizations if the Continental CPA were terminated.

We currently lease or sublease almost all of our aircraft from Continental. If Continental terminated the Continental CPA for cause, it would have the right to terminate our leases and subleases for aircraft covered by the agreement at the time of termination. Additionally, if Continental’s financial condition deteriorated and it filed for bankruptcy protection, it would have the ability to reject the leases or subleases on our aircraft. There can be no assurance that Continental will have sufficient liquidity to fund its future operations and other financial obligations, especially in the event additional adverse factors beyond its control occur, such as escalating fuel prices, terrorist attacks or adverse regulatory rulings.

Additionally, if the Continental CPA were terminated for any reason, including termination at the end of its term on June 30, 2015, we could lose access to some or substantially all of our airport facilities and other services that Continental currently provides to us, as well as our take-off and landing slots and route authorities. Continental leases most of the airport facilities that we use. We could be required to vacate the terminal facilities (or all facilities if the termination resulted from our material breach of the Continental CPA) that are subleased to us by Continental, and to use commercially reasonable efforts to assign to Continental or its designee any lease in our name where we fly for Continental. Consequently, to offer airline services in the same markets, we would have to arrange to use the same or other airport facilities, take-off or landing slots, route authorities and other regulatory authorizations used for scheduled flights at potentially higher rates. We cannot provide any assurance that we would be able to gain appropriate access to airport facilities, slots or other authorizations, or would not incur a significant increase in our costs to do so.

We may not be successful in retaining qualified personnel to maintain the current level of customer service and reliability.

Labor costs constitute a significant percentage of our total operating costs, and wage rates, in general, are increasing. To return to profitability, we are in the process of beginning a reduction in work force and are seeking wage and salary concessions from each of our employees that remain. Because of this, our employees may elect to seek other employment opportunities, thereby increasing our recruiting and training costs. We cannot guarantee that we will be able to continue to find qualified personnel to fill our vacancies. As our workforce matures, we may not be able to cover the resulting higher wage rates if competition or other conditions do not permit us to achieve sufficient revenues. Approximately 65% of our employees are covered by collective bargaining agreements. Deterioration in our labor relationships could significantly impact our operations and results.

We may be responsible for additional taxes as a result of our tax agreement with Continental.

We have a tax agreement with Continental that provides, among other things, for our payment to Continental of all or a significant portion of the tax benefits we realize as a result of an internal reorganization done prior to our initial public offering in 2002. Since that time, we have made net payments of approximately $123.4 million to Continental under the agreement and could pay Continental as much as an additional $234.6 million through 2017. See Item 8. “Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements—Note 8” in our Annual Report on Form 10-K for the year ended December 31, 2007 for a detailed discussion of our income taxes and the tax agreement. If it were determined, as a result of an income tax audit or examination, that a significant amount of these tax benefits should not have been available, thus requiring us to pay additional taxes, interest and penalties to one or more tax authorities, and if at that time Continental were unable to indemnify us for these amounts as contemplated in the tax agreement, then we could be responsible for such tax payments, interest and penalties.

We may be unable to obtain all of the parts or related support services we expect from Empresa Brasileira de Aeronautica S.A. (“Embraer”) to operate our aircraft.

We operate a single fleet type produced by a single manufacturer; consequently, our operations could be materially adversely affected by:

•	Embraer’s inability to provide sufficient parts or related support services on a timely basis—especially in light of its announcement to cease the production of our current fleet type;

•	the issuance of FAA directives restricting or prohibiting the use of Embraer regional jets or parts;

•	unscheduled or unanticipated maintenance requirements; or

•	force majeure events that prevent Embraer from performing under our agreements with Embraer.

Conversely, if we choose to operate another aircraft type in the future, for a time we will not have the maintenance expertise we have acquired with our current fleet, training costs would increase, and parts and inventory costs would rise.

Maintenance costs will likely increase as the average age of our fleet increases.

Similar to other air carriers in our industry, as the average age of our fleet increases, our aircraft maintenance costs will likely increase. We emphasize routine maintenance in addition to the inspection of our aircraft engines and airframes at intervals required by the FAA. We perform line and heavy maintenance at our maintenance facilities and satellite stations located throughout the Midwest and Eastern parts of the United States.

Additionally, we have a “power-by-the-hour” agreement with Rolls Royce to maintain the engines on our aircraft through April 2015. Under the agreement, we are charged a fixed rate based on flight hours incurred during a month. The rates are subject to annual revisions based on specified labor and material indices. We also have power-by-the-hour agreements with other vendors to cover various components and systems on our aircraft, and will continue to evaluate and implement similar agreements when the terms are favorable.

However, our average maintenance costs could increase and adversely impact our results of operations in the event that we have to address any new FAA or Embraer maintenance directives. We are not aware of any such directives at this time that will adversely affect our maintenance costs.

Reductions in insurance coverage or increases in rates could adversely impact our operations and financial results.

The terrorist attacks of 2001 led to a significant increase in insurance premiums, as well as a decrease in the coverage available to commercial air carriers. We carry insurance for public liability, passenger liability, property damage and damage to our aircraft. The Homeland Security Act of 2002 currently requires the federal government to provide third party, passenger, and hull war-risk insurance coverage to commercial air carriers through August 31, 2008. If any of our insurance programs terminated, the Company would likely face a material increase in the cost of war-risk insurance.

Our cost structure may not be competitive with some of our competitors.

Because we do not control our own flight schedule under the Continental CPA, only 40% of these costs are controlled by us. All other costs are driven by the flight schedule determined by Continental, Continental’s own cost structure or factors that are outside our control, or in some instances even Continental’s control (such as aircraft rent, fuel, insurance, property taxes, etc.). As a significant portion of our costs are allocated and/or inherited from Continental, we may not be able to restructure our costs effectively to compete with low-cost or other carriers.

Our business is subject to extensive government regulation and we may incur additional costs to comply with such regulations.

Our business is subject to extensive government regulation. As evidenced by the enactment of the Aviation and Transportation Security Act, airlines are subject to extensive regulatory and legal compliance requirements that can or may result in significant costs. The FAA and other governmental agencies such as the EPA from time to time issue directives and other regulations relating to the maintenance and operation of aircraft that require significant expenditures. Some requirements cover, among other things, security measures, collision avoidance systems, potable water standards, noise abatement and other environmental matters, commuter aircraft safety and increased inspections and maintenance procedures conducted on older aircraft.

We expect to continue incurring expenses to comply with these regulations. In addition, if any of these regulations caused us to cancel flights, the resulting reduction in our revenue from performance penalties would not be taken into account under the Continental CPA.

Additional laws, regulations, taxes and airport rates and charges are proposed from time to time that could significantly increase the cost of airline operations or reduce revenue. Such laws, taxes and regulations have affected all facets of our operations from security at airports, restrictions on landing, take-off, routes, restrictions on international routes (which can change suddenly depending on the current arrangements between the United States and the foreign governments), and increases in landing fees and other airport facility charges. We cannot be certain that current laws or regulations, or laws or regulations enacted in the future, will not adversely affect us.

We may be adversely affected by factors beyond our control, including weather conditions and the availability and cost of fuel.

Generally, revenue for airlines depends on the number of passengers carried, the fare paid by each passenger and service factors, such as timeliness of departure and arrival. During periods of fog, icy conditions, storms, hurricanes or other adverse weather conditions, flights may be cancelled or significantly delayed. Under the Continental CPA, we are substantially protected against cancellations due to weather or air traffic control restrictions. However, when we operate our aircraft for other airlines, we may not be, and when operating under our own brand, we are not, protected against weather or air traffic control cancellations, which could adversely affect our operating results and our financial condition.

Additionally, in operating our aircraft for other airlines we may be, and in Branded Flying we are, exposed to the volatility of fuel prices. Both the cost and availability of fuel are subject to various economic and political factors and events occurring throughout the world. Significant changes or extended periods of high fuel cost or fuel supply disruptions would materially affect our operating results. Our ability to pass on increased fuel costs through fare increases is limited by several factors, including economic and competitive conditions. Additionally, under the Continental CPA, if the unavailability of fuel caused us to cancel flights, our incentive revenue would be reduced and we could incur a penalty. The cost and availability of adequate supplies of fuel could have a material adverse effect on our operating results and our financial condition in the future.

Our reliance on technology could be harmful in the event of system failure.

Like other air carriers, we rely heavily on automated systems and technology to operate our business, including computerized airline reservations, flight operations and telecommunications. Any disruptions in these systems due to internal failures of technology or external interruptions, such as power outages, could result in the loss of critical data and have an adverse effect on our results of operations.

Our operations and financial condition could be adversely affected as a result of an aviation accident.

An accident or incident involving one of our aircraft could involve repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service, as well as significant potential claims of injured passengers and others. We are required by the DOT to carry liability insurance. In the event of an accident, our liability insurance may not be adequate and we may be forced to bear substantial losses from the accident. Substantial claims resulting from an accident in excess of our related insurance coverage would harm operational and financial results. Moreover, any aircraft accident or incident, even if fully insured, could create a public perception that we are less safe or reliable than other airlines.

Our reliance on third-party service providers could adversely affect our operations if they failed to perform their functions.

Our reliance upon others to provide essential services on behalf of our operations may limit our ability to control the efficiency and timeliness of contract services. We have entered into agreements with contractors to provide various facilities and services required for our operations, including ticketing distribution, fuel supply and delivery, aircraft maintenance, services and ground facilities, and expect to enter into additional similar agreements in the future. These agreements are subject to termination for various reasons. Any material problems with the efficiency and timeliness of our automated or contract services could have a material adverse effect on our business, financial condition and results of operations.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information is presented for illustrative purposes only, giving effect to the Offer to Exchange and assuming that all the Holders validly tender and do not withdraw their Notes. The unaudited pro forma consolidated balance sheet as of March 31, 2008 assumes that the Offer to Exchange occurred as of that date, and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2007 and three months ended March 31, 2008 assumes that the Offer to Exchange occurred as of January 1, 2007 and January 1, 2008, respectively. The Company derived the historical financial data as of and for the year ended December 31, 2007 from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and for the three months ended March 31, 2008 from the unaudited financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, which are both incorporated by reference herein.

The unaudited pro forma consolidated financial information has been prepared based upon available information and assumptions that management believes are reasonable, including that all Holders validly tender and do not withdraw their Notes. For purposes of calculating the Stock Consideration reflected in the unaudited pro forma consolidated financial information, we have used the closing price per share of our Common Stock on June 30, 2008, or $0.55 per share. However, the unaudited pro forma consolidated financial information is presented for illustrative and informational purposes only, and does not purport to represent what the Company’s results of operations or financial condition would have been if the Offer to Exchange had occurred on the assumed dates nor is it necessarily indicative of the Company’s future performance. The unaudited pro forma consolidated financial information presented herein should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, which are both incorporated by reference herein. The pro forma financial statements do not give effect to the economics of the Continental CPA. The Company has not yet determined the financial impact of this amended agreement, which is effective July 1, 2008.

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Consolidated Financial Information

						Pro Forma(1)
	Three Months Ended March 31,		Year Ended December 31,			Three Months Ended March 31, 2008	Year Ended December 31, 2007
	2008	2007	2007	2006	2005
	(unaudited)
	(dollars in thousands, except per share data)
Consolidated Statement of Operations Data:
Operating Revenues	$448,168	$412,558	$1,685,545	$1,682,156	$1,562,818	$448,168	$1,685,545
Operating Expenses	483,151	398,218	1,792,416	1,541,085	1,406,275	483,151	1,792,416
Operating Income/(Loss)	(34,983)	14,340	(106,871)	141,071	156,543	(34,983)	(106,871)
Nonoperating Income (Expense):
Impairment charge on investment	(13,661)	—	—	—	—	(13,661)	—
Interest expense(2)	(2,355)	(1,800)	(8,496)	(7,335)	(10,745)	(53)	(1,138)
Interest income	2,363	3,894	15,744	14,665	8,295	2,363	15,744
Capitalized interest(3)	400	175	1,330	294	506	53	1,138
Equity investments loss, net	(685)	(98)	(8,304)	(2,036)	(606)	(685)	(8,304)
Other, net(4)	80	(58)	(275)	(203)	241	(30)	(358)

Total	(13,858)	2,113	(1)	5,385	(2,309)	(12,013)	7,082
Income/(Loss) before Income Taxes	(48,841)	16,453	(106,872)	146,456	154,234	(46,996)	(99,798)
Income Tax Benefit (Expense)(5)	17,534	(6,286)	36,624	(53,891)	(56,241)	16,871	34,196

Net Income/(Loss)	$(31,307)	$10,167	$(70,248)	$92,565	$97,993	$(30,125)	$(65,593)

Basic Earnings/(Loss) per Common Share	$(0.61)	$0.19	$(1.31)	$1.72	$1.81	$(0.10)	$(0.21)
Diluted Earnings/(Loss) per Common Share	$(0.61)	$0.18	$(1.31)	$1.56	$1.65	$(0.10)	$(0.21)
Shares Used in Computing Basic Earnings/(Loss) per Common Share(6)	51,278	53,956	53,693	53,864	54,117	306,928	314,074
Shares Used in Computing Diluted Earnings/(Loss) per Common Share(6)	51,278	61,713	53,693	61,529	61,722	306,928	314,074

(1)	Assumes the exchange of all of the outstanding Notes into shares of our Common Stock pursuant to the Offer to Exchange and excludes any non-recurring loss resulting directly from the Offer to Exchange. Also assumes a $0.55 price per share of Common Stock as a the basis for calculation of the Stock Consideration paid as a result of the Offer to Exchange, which price per share is the closing price of a share of our Common Stock on June 30, 2008.

(2)	Reflects a reduction in interest expense and amortization of debt issuance costs related to the Notes in the amount of $2,302,236 for the three months ended March 31, 2008 and $7,357,618 for the year ended December 31, 2007.

(3)	Reflects a reduction in capitalized interest related to the Notes in the amount of $347,261 for the three months ended March 31, 2008 and $192,133 for the year ended December 31, 2007.

(4)	Reflects the reductions of gains on repurchases of Notes in the amount of $110,625 for the three months ended March 31, 2008 and $82,500 for the year ended December 31, 2007.

(5)	Reflects the tax effect of pro forma adjustments in the amount of $662,213 for the three months ended March 31, 2008 and $2,426,955 for the year ended December 31, 2007.

(6)	Reflects the increase in the weighted average number of shares of Common Stock outstanding during the period as a result of the Offer to Exchange.

					Pro Forma(1)
	March 31, 2008	December 31,			March 31, 2008
		2007	2006	2005
	(unaudited)
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term investments (including restricted cash)	$178,003	$214,279	$302,860	$236,503	$178,003
Amounts due from Continental, net	—	—	—	4,832	—
Total assets(2)	558,153	597,608	637,029	560,270	557,027
Amounts due to Continental, net	2,610	4,726	3,522	0	2,610
Note payable to Continental	—	—	—	17,545	—
Other long-term debt and capital lease obligations, including current maturities(3)	143,323	147,698	152,721	154,305	11,256
Stockholders’ equity(4)	202,054	232,440	304,314	208,510	335,304
Book value per Common Share	3.94				1.09

(1)	Assumes the exchange of all of the outstanding Notes into shares of our Common Stock pursuant to the Offer to Exchange and excludes any non-recurring loss resulting directly from the Offer to Exchange. Also assumes a $0.55 price per share of Common Stock as a the basis for calculation of the Stock Consideration paid as a result of the Offer to Exchange, which price per share is the closing price of a share of our Common Stock on June 30, 2008.

(2)	Reflects an adjustment for the write-off of unamortized debt issuance costs related the Notes in the amount of $1,125,981 for the three months ended March 31, 2008.

(3)	Reflects an adjustment for the exchange of $131,200,000 debt represented by the Notes for equity and accrued interest of $867,472.

(4)	Reflects adjustments for (a) the estimated net reductions in expenses incurred in the Offer to Exchange in the amount of $1.2 million and (b) the expected accrued interest of $867,472 as of March 31, 2008.

USE OF PROCEEDS

The Company will not receive any cash proceeds from the Offer to Exchange. Notes accepted for exchange and surrendered to us as part of the Offer to Exchange will be retired and cancelled and cannot be reissued.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of our pre-tax income from continuing operations, amortization of capitalized interest and fixed charges minus capitalized interest. Fixed charges consist of interest expense, including amounts capitalized, amortization of capitalized expenses related to indebtedness, and one-third of rent expense, which we estimate represents the interest associated with rental expense.

	Years Ended December 31,			Three-Month Period Ended March 31, 2008
	2006	2007
Ratio of Earnings to Fixed Charges	21.4	—	(1)	—	(2)

(1)	Our earnings did not cover our fixed charges for the year ended December 31, 2007. The deficit was $81.5 million.

(2)	Our earnings did not cover our fixed charges for the three months ended March 31, 2008. The deficit was $43.5 million.

MARKET FOR OUR COMMON STOCK AND NOTES

Common Stock

Our Common Stock is traded on The New York Stock Exchange under the symbol “XJT.” The table below shows the high and low sales prices for our Common Stock as reported on The New York Stock Exchange’s composite tape for the periods indicated.

	Common Stock
	High	Low
2008
First Quarter	$3.54	$1.50
Second Quarter	$3.39	$0.55

2007
First Quarter	$9.61	$5.78
Second Quarter	$6.63	$5.61
Third Quarter	$6.45	$3.03
Fourth Quarter	$3.72	$2.30

2006
First Quarter	$8.52	$6.70
Second Quarter	$7.55	$5.01
Third Quarter	$7.40	$5.96
Fourth Quarter	$8.97	$6.36

There are approximately 213 holders of record and approximately 5,000 beneficial holders of our Common Stock. On that same date, the last reported sale price was $0.55 per share for the Common Stock. We urge you to obtain current market quotations prior to making any decision with respect to the Offer to Exchange. On June 20, 2008, we learned that trading in our Common Stock had been automatically suspended from trading on The New York Stock Exchange pursuant to that exchange’s “sub-penny” trading rule because our Common Stock had traded at a price of $1.05 per share or less. We were informed that this suspension will be in effect until our Common Stock has traded on another automated trading center such as that maintained by NYSE Arca, Inc. for at least one entire trading day at a price or prices that are at all times at or above $1.10 per share. The New York Stock Exchange further informed us that our Common Stock was not currently subject to delisting.

Dividend Policy

We have not paid any cash dividends on our Common Stock and have no current intention of doing so.

Notes

The Notes are not listed on any national securities exchange, but are designated for trading in The PORTAL Market. To the knowledge of the Company, there is no established trading market for the Notes except for limited or sporadic quotations.

Securities Repurchase Program

In February 2006, our board of directors authorized the inclusion of the Notes in our $30 million securities repurchase program. We did not make any purchases of stock or Notes under this program during 2006. During 2007, we purchased 2.7 million shares of our Common Stock and $2.5 million aggregate principal amount of Notes, ending the year with $13.9 million remaining in the program for additional purchases. Since January 1, 2008, we have purchased an additional 295,970 shares of our Common Stock and $6.5 million aggregate principal amount of Notes, leaving a current balance of $7.1 million remaining in the program for additional purchases.

MANAGEMENT

The following table identifies the Company’s current directors and executive officers:

Name	Age	Position
Salvator J. Badalamenti	48	Director
George R. Bravante, Jr.	49	Director
Janet M. Clarke	55	Director
Charles R. Coble	54	Vice President—Field Services, Purchasing and Corporate Real Estate
Frederick S. Cromer(1)	43	Vice President and Chief Financial Officer
Kim A. Fadel	55	Director
Judith R. Haberkorn	61	Director
Andrew M. Jent	38	Director
Patrick Kelly	50	Director
James E. Nides	57	Vice President—Flight Operations and Maintenance
Phung Ngo-Burns(1)	42	Staff Vice President—Finance and Controller
Scott R. Peterson	46	Vice President, General Counsel and Secretary
James R. Ream	52	President, Chief Executive Officer and Director
Bonnie S. Reitz	55	Director

(1)	Mr. Cromer has resigned effective July 15, 2008, and Ms. Ngo-Burns has been appointed as interim Chief Financial Officer effective as of such date.

For purposes of the Offer to Exchange, the business address for each of these individuals is 700 North Sam Houston Parkway West, Suite 200, Houston, Texas 77067. We and our directors and executive officers do not currently hold any Notes.

THE OFFER TO EXCHANGE

While the Company believes that the following description covers the material terms of the Offer to Exchange, this summary may not contain all of the information that is important to a Holder. For a more complete understanding of the Offer to Exchange, please read this entire Offer to Exchange and the other documents to which we refer and incorporate by reference herein.

The Company is offering to exchange Common Stock and, in certain cases, cash for all of the outstanding Notes on the terms and subject to the conditions set forth in the Offer Documents.

Purpose of the Offer to Exchange

We are making the Offer to Exchange solely to fulfill our repurchase obligation under the Indenture by providing Holders with the opportunity to have their Notes repurchased. The Company has elected under the Indenture for any repurchases to be made entirely in shares of Common Stock.

Following the consummation of the Offer to Exchange, if any Notes remain outstanding, the Company may from time to time acquire Notes through open market purchases, privately negotiated transactions, offers to purchase, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price paid pursuant to the Offer to Exchange and may involve cash or other consideration.

Assuming all Holders tender without withdrawing all of their Notes and we satisfy the Indenture Conditions, the total amount of funds required to purchase $128.2 million aggregate principal amount of the Notes and to pay all fees and expenses in connection therewith is estimated to be approximately $0.25 million (i.e., no funds required in connection with the issuance of the Common Stock and $0.25 million in estimated legal, trustee, printing and other expenses associated with the Offer to Exchange).

Should we fail to meet the Indenture Conditions and be required under the Indenture to repurchase for cash the Notes tendered and not withdrawn in this Offer to Exchange, the aggregate cost to us of such repurchases will be $132,924,250, assuming all Holders tender all of their Notes. We expect to pay for any such repurchases with cash we have on hand. Please read, however, the risk factor on page 6 entitled “If we fail to meet the Indenture Conditions, we will be required to repurchase the tendered Notes in cash, which could lead to a default under the Indenture or bankruptcy.”

Principal Terms of the Offer to Exchange

The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Offer to Exchange.

Upon the terms and subject to the conditions of the Offer to Exchange (including, if the Offer to Exchange is extended or amended, the terms and conditions of any such extension or amendment), the Company is offering to exchange Common Stock for the Notes in satisfaction of its repurchase obligation under the Indenture.

Repurchase Consideration

In consideration for each $1,000 principal amount Note that Holders validly tender and do not properly withdraw before the Expiration Date (assuming the satisfaction of all conditions of the Offer to Exchange) and that are accepted by the Company, Holders will receive:

•

a number of shares of the Company’s Common Stock equal to (i) the principal amount of the Notes tendered plus accrued and unpaid interest thereon through July 31, 2008 divided by (ii) 97.5% of the average closing sale price of the Common Stock for the five consecutive trading days ending on July 29, 2008, appropriately adjusted for any stock split, stock dividend, rights issuance or other distribution occurring during such five consecutive trading days (the “Stock Consideration”); or

•

if we do not meet the conditions to using Common Stock in connection with our obligation to repurchase under the Indenture (the “Indenture Conditions”), $1,000 in cash plus accrued and unpaid interest thereon through July 31, 2008 (the “Alternate Consideration”).

We refer to the consideration actually paid in connection with the Offer to Exchange, whether the Stock Consideration or the Alternate Consideration, including, in both cases, the cash paid in lieu of fractional shares of Common Stock, as the “Repurchase Consideration.” On June 30, 2008, the closing sale price was $0.55 per share for our Common Stock.

Holders who tender Notes and do not properly withdraw the same on or prior to the Expiration Date will receive the Repurchase Consideration for such Notes on the Payment Date.

Material Differences Between the Notes and Common Stock

The principal differences between the Notes and Common Stock are that the Common Stock does not bear any interest, is not currently entitled to receive payments of any sort and would have a junior claim to Holders of Notes and our creditors generally in the event of our bankruptcy.

Conditions of the Offer to Exchange

Notwithstanding any other provision of the Offer to Exchange, the Company will not be required to accept for purchase, or to pay for, Notes tendered pursuant to the Offer to Exchange and may terminate, extend or amend the Offer to Exchange and may (subject to Rule 14e-1 of the General Rules and Regulations under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of the offer) postpone the acceptance for purchase of, and payment for, Notes so tendered if, on or prior to the Expiration Date, any of the General Conditions shall not have been satisfied.

For purposes of the foregoing provision, all the “General Conditions” shall be deemed to be satisfied on the Expiration Date, unless any of the following conditions shall occur on or after the date of this Offer to Exchange and prior to 5:00 P.M., New York City time, on the Expiration Date:

(i) there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer to Exchange, that is, or is reasonably likely to be, in the reasonable judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, or that would or might, in the reasonable judgment of the Company, prohibit, prevent, restrict or delay consummation of the Offer to Exchange;

(ii) there shall have occurred any development that would, in the reasonable judgment of the Company, materially adversely affect the business of the Company;

(iii) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer to Exchange, or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

(iv) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company, that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer to Exchange;

(v) the Trustee shall have objected in any respect to or taken any action that could, in the reasonable judgment of the Company, adversely affect the consummation of the Offer to Exchange, or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Offer to Exchange or the acceptance of, or payment for, the Notes; or

(vi) there shall have occurred (1) any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets, (2) a material impairment in the trading market for debt securities, (3) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States, (4) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Company, might affect the extension of credit by banks or other lending institutions, (5) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (6) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The conditions to the Offer to Exchange are for the sole benefit of the Company and may be asserted by the Company in its reasonable discretion regardless of the circumstances giving rise to such conditions or may be waived by the Company, in whole or in part, in its reasonable discretion, whether or not any other condition of the Offer to Exchange also is waived. The Company has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by the Company concerning the events described in this section shall be final and binding upon all persons.

Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time, the terms of the Offer to Exchange. The Company will give Holders notice of such amendments as may be required by applicable law.

Expiration Date; Extension; Amendment; Termination

The Offer to Exchange will expire at 5:00 P.M., New York City time, on July 31, 2008, unless extended by the Company. The Company expressly reserves the right to extend the Offer to Exchange on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving oral (confirmed in writing) or written notice to the Paying Agent and by making a public announcement by press release prior to 9:00 A.M., New York City time, on the next business day following the previously scheduled Expiration Date. During any extension of the Offer to Exchange, all Notes previously tendered and not accepted for exchange will remain subject to the Offer to Exchange and may, subject to the terms and conditions of the Offer to Exchange, be accepted for exchange by the Company.

To the extent it is legally permitted to do so, the Company expressly reserves the absolute right, in its sole discretion, to (i) waive any condition to the Offer to Exchange, (ii) amend any of the terms of the Offer to Exchange and (iii) modify the consideration offered hereby. Any waiver or amendment to the Offer to Exchange will apply to all Notes tendered, regardless of when or in what order such Notes were tendered. If the Company makes a material change in the terms of the Offer to Exchange or if it waives a material condition of the Offer to Exchange, the Company may disseminate additional Offer to Exchange materials and may extend the Offer to Exchange, in each case to the extent required or permitted by law. See “—Withdrawal of Tenders; Absence of Appraisal Rights.”

The Company expressly reserves the right, in its sole discretion, to terminate the Offer to Exchange if the satisfaction of the General Conditions set forth above under “—Conditions of the Offer to Exchange” shall not have occurred. Any such termination will be followed promptly by public announcement thereof. In the event the Company shall terminate the Offer to Exchange, it shall give immediate notice thereof to the Paying Agent, and all Notes theretofore tendered and not accepted for exchange will be returned promptly to the tendering Holders thereof. In the event that the Offer to Exchange is withdrawn or otherwise not completed, the consideration will not be paid or become payable to Holders of the Notes who have validly tendered their Notes in connection with the Offer to Exchange. See “—Conditions of the Offer to Exchange” and “—Withdrawal of Tenders; Absence of Appraisal Rights.”

Acceptance of Notes for Exchange; Payment for Notes

Upon the terms and subject to the conditions of the Offer to Exchange, the Company will accept for exchange, and promptly exchange, Notes validly tendered pursuant to the Offer to Exchange (or defectively tendered, if such defect has been waived by the Company) and not validly withdrawn, after the later of (i) the Expiration Date, and (ii) the satisfaction or waiver of the conditions specified above under “—Conditions of the Offer to Exchange.”

The Company expressly reserves the right, in its sole discretion, to delay acceptance for exchange of Notes tendered under the Offer to Exchange or the exchange for Notes accepted for exchange (subject to Rule 14e-1 of the General Rules and Regulations under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of an Offer to Exchange to Purchase), or to terminate the Offer to Exchange and not accept for exchange any Notes not theretofore accepted for exchange if any of the conditions set forth above under “—Conditions of the Offer to Exchange” shall not have been satisfied or waived by the Company or in order to comply, in whole or in part, with any applicable law. In all cases, payment for Notes accepted for exchange pursuant to the Offer to Exchange will be made only after timely receipt by the Paying Agent of certificates representing Notes (or confirmation of book-entry transfer of the Notes), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required thereby.

For purposes of the Offer to Exchange, the Company will be deemed to have accepted for exchange validly tendered Notes (or defectively tendered Notes with respect to which the Company has waived such defect) if, as and when the Company gives oral (confirmed in writing) or written notice thereof to the Paying Agent.

Tenders of Notes pursuant to the Offer to Exchange will be accepted only in principal amounts equal to $1,000 or integral multiples thereof, provided that the foregoing will not restrict Holders from tendering all Notes that they beneficially own.

The Company will not issue fractional shares of Common Stock in exchange for the Notes. Instead, the Company will pay cash in lieu thereof as part of the Repurchase Consideration in an amount based on the closing sale price of the Common Stock as of August 1, 2008 for all fractional shares. It is understood that if a Holder elects to have more than one Note purchased, the number of shares of Common Stock shall be based on the aggregate principal amount of Notes to be purchased.

If any tendered Notes are not accepted for exchange for any reason pursuant to the terms and conditions of the Offer to Exchange, or if certificates are submitted evidencing more Notes than those that are tendered, certificates evidencing unexchanged Notes will be returned, without expense, to the tendering Holder (or, in the case of Notes tendered by book entry transfer into the Paying Agent’s account at a Book-Entry Transfer Facility (as defined below) pursuant to the procedure set forth under the caption “—Procedures for Tendering Notes—Book-Entry Transfer” below, such Notes will be credited to the account maintained at the Book-Entry Transfer Facility from which such Notes were delivered, unless otherwise requested by such Holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Acceptance Date or the termination of the Offer to Exchange.

The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Notes tendered pursuant to the Offer to Exchange, but any such transfer or assignment will not relieve the Company of its obligations under the Offer to Exchange and will in no way prejudice the rights of tendering Holders to receive payment for Notes validly tendered and not validly withdrawn and accepted for payment pursuant to the Offer to Exchange.

Holders of Notes tendered and accepted for exchange pursuant to the Offer to Exchange will have accrued and unpaid interest included for purposes of calculating the number of shares of Common Stock to be received for their Notes up to, but not including, the Payment Date. Under no circumstances will any additional interest be payable because of any delay on behalf of the Paying Agent in the transmission of shares to the Holders of purchased Notes or otherwise.

Tendering Holders of Notes exchanged in the Offer to Exchange will not be obligated to pay brokerage commissions or transfer taxes with respect to the purchase of their Notes unless neither the “Special Payment Instructions” box nor the “Special Delivery Instructions” box on the Letter of Transmittal has been completed, as described in the Instructions thereto. The Company will pay all other charges and expenses in connection with the Offer to Exchange.

Procedures for Tendering Notes

In all cases, you must complete and sign the Repurchase Notice in addition to the other required documents and return them to the Paying Agent by 5:00 p.m. New York City time on the Expiration Date.

Tender of Notes Held Through DTC. The Paying Agent and DTC have confirmed that the Offer to Exchange is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the Offer to Exchange by causing DTC to transfer Notes to the Paying Agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an Agent’s Message to the Paying Agent.

The term “Agent’s Message” means a message transmitted by DTC, received by the Paying Agent and forming part of the Book-Entry Confirmation (as defined herein), which states that DTC has received an express acknowledgment from the participant in DTC tendering Notes that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and this Offer to Exchange, and that the Company may enforce such agreement against such participant.

Tender of Notes Held in Physical Form. For a Holder to validly tender Notes held in physical form pursuant to the Offer to Exchange, a properly completed and validly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any signature guarantees and any other documents required by the Instruction to the Letter of Transmittal, must be received by the Paying Agent at its address set forth on the back cover of this Offer to Exchange, and certificates for tendered Notes must be received by the Paying Agent at such address prior to the Expiration Date.

Repurchase Notices, Letters of Transmittal and Notes should be sent only to the Paying Agent, and not to the Company or to any Book-Entry Transfer Facility.

The method of delivery of Notes, Letters of Transmittal, Repurchase Notices and all other required documents to the Paying Agent is at the election and risk of the Holder tendering Notes. Delivery of such documents will be deemed made only when actually received by the Paying Agent. If such delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Paying Agent prior to such respective date. No alternative, conditional or contingent tenders of Notes will be accepted.

Signature Guarantees. All signatures on the Letter of Transmittal must be guaranteed by a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office in the United States (an “Eligible Institution”)), unless (a) the Letter of Transmittal is signed by the registered Holder of the Notes tendered therewith (or by a participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of such Notes) and payment of the consideration is to be made, or if any Notes for principal amounts not tendered or not accepted for exchange are to be issued, directly to such Holder (or, if tendered by a participant in one of the Book-Entry Transfer Facilities, any Notes for principal amounts not tendered or not accepted for exchange are to be credited to such participant’s account at such Book-Entry Transfer Facility) and neither the “Special Exchange Instructions” box nor the “Special Delivery Instructions” box on the Letter of Transmittal has been completed, or (b) such Notes are tendered for the account of an Eligible Institution.

Book-Entry Transfer. The Paying Agent will seek to establish a new account or utilize an existing account with respect to the Notes at DTC (DTC being a “Book-Entry Transfer Facility”) promptly after the date of this Offer to Exchange (to the extent such arrangements have not been made previously by the Paying Agent), and any financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of the Notes may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Paying Agent’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Paying Agent’s account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and validly executed, with any required signature guarantees or an Agent’s Message acknowledging acceptance of the terms of the Letter of Transmittal and the Offer to Exchange, and any other required documents, must, in any case, be received by the Paying Agent at one of the addresses set forth on the back cover of this Offer to Exchange on or prior to the Expiration Date. The confirmation of a book-entry transfer of Notes into the Paying Agent’s account at a Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.” Delivery of documents to the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility’s procedures does not constitute delivery to the Paying Agent.

Proper Execution and Delivery of Letter of Transmittal. If a Holder wishes to participate in the Offer to Exchange, delivery of its Notes, signature guarantees and other required documents to the Paying Agent before the Expiration Date is that Holder’s responsibility. Delivery is not complete until the required items are actually received by the Paying Agent. If a Holder mails these items, the Company recommends that such Holder (1) uses registered mail with return receipt requested, properly insured, and (2) mails the required items sufficiently in advance of the Expiration Date with respect to the Offer to Exchange to allow sufficient time to ensure timely delivery. Do not send Letters of Transmittal or other Offer Documents to the Company.

If the Letter of Transmittal is signed by the Holders of Notes tendered thereby, the signatures must correspond with the names as written on the face of the Notes without any change whatsoever.

If any of the Notes tendered thereby are held by two or more Holders, each Holder must sign the Letter of Transmittal. If any of the Notes tendered thereby are registered in different names on different Notes, it will be necessary to complete, sign and submit as many separate Letters of Transmittal, and any accompanying documents, as there are different registrations of certificates.

If the Letter of Transmittal is signed by a person other than the Holder of the Notes listed on the Letter of Transmittal, those Notes must be properly endorsed or accompanied by a properly completed bond power, signed by the Holder exactly as the Holder’s name appears on those Notes. If the Letter of Transmittal or any Notes, bond powers or other instruments of transfer are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to act must be submitted with the Letter of Transmittal. See also “—Signature Guarantees” above.

Guaranteed Delivery Procedures. If you desire to tender your Notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your Notes if:

•	your tender is made through an Eligible Institution;

•

prior to the Expiration Date, the Paying Agent receives from the Eligible Institution a properly completed and duly executed Letter of Transmittal, a facsimile of such Letter of Transmittal or an electronic confirmation pursuant to DTC’s ATOP procedures, and Notice of Guaranteed Delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

•	sets forth the name and address of the Holder of Notes and the principal amount of Notes tendered;

•	states that the tender is being made thereby; and

•

guarantees that within three New York Stock Exchange trading days after the Expiration Date a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Paying Agent.

Other Matters. Notwithstanding any other provision hereof, payment for Notes accepted for exchange pursuant to the Offer to Exchange will in all cases be made only after timely receipt by the Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Notes, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (c) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the cash paid in lieu of fractional shares, regardless of any delay in making such payments.

Tenders of Notes pursuant to any of the procedures described above, and acceptance thereof by the Company for exchange, will constitute a binding agreement between the Company and the tendering Holder, upon the terms and subject to the conditions of the Offer to Exchange in effect on the Acceptance Date.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders of Notes will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. Alternatively, conditional or contingent tenders of Notes will not be considered valid. The Company reserves the absolute right to reject any or all tenders of Notes that are not in proper form or the acceptance of which, in the Company’ opinion, would be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes.

The Company’s interpretation of the terms and conditions of the Offer to Exchange (including the instructions in the Letter of Transmittal) will be final and binding.

Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Notes will not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. None of the Company, the Paying Agent, the Trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders of Notes, or will incur any liability to Holders for failure to give any such notice.

Withdrawal of Tenders; Absence of Appraisal Rights

Notes tendered prior to the Expiration Date may be validly withdrawn at any time on or prior to the Expiration Date. In addition, you may elect in your Repurchase Notice to automatically withdraw previously tendered Notes in the event that the Indenture conditions are not or cannot be satisfied and we become obligated to satisfy our repurchase obligation under the Indenture in cash. Holders who wish to otherwise exercise their right of withdrawal with respect to the Offer to Exchange must give written notice of withdrawal delivered by mail, hand delivery or manually signed facsimile transmission, which notice must be received by the Paying

Agent at one of its addresses set forth on the back cover of this Offer to Exchange on or prior to the Expiration Date or at such other permissible times as are described herein. In order to be valid, a notice of withdrawal must specify the name of the person who deposited the Notes to be withdrawn (the “Depositor”), the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the participant in the Book-Entry Transfer Facility whose name appears on the security position listing as the owner of such Notes), if different from that of the Depositor, and the principal amount of Notes to be withdrawn. If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such Notes) to the Paying Agent, the name of the Holder and the certificate number or numbers relating to such Notes withdrawn must also be furnished to the Paying Agent as aforesaid prior to the physical release of the certificates for the withdrawn Notes (or, in the case of Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with withdrawn Notes). The notice of withdrawal must be signed by the Holder in the same manner as the Letter of Transmittal (including, in any case, any required signature guarantee(s)), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of such Notes. Withdrawals of tendered Notes may not be rescinded and any Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Offer to Exchange. However, validly withdrawn Notes may be re-tendered by following the procedures therefor described in “—Procedures for Tendering Notes” at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of any delivery or revocation of a tendered Note will be determined by the Company in its sole discretion, which determination shall be final and binding. None of the Company, the Trustee, the Paying Agent or any other person will be under any duty to give notification of any defect or irregularity in any delivery or revocation of a tendered Note or incur any liability for failure to give any such notification.

There are no appraisal or other similar statutory rights available to Holders in connection with the Offer to Exchange.

Paying Agent; Miscellaneous

The Bank of New York Trust Company, N.A. (as successor to Bank One, N.A.) has been appointed Paying Agent for the Offer to Exchange. All deliveries and correspondence sent to the Paying Agent should be directed to one of the addresses set forth on the back cover of this Offer to Exchange. The Company will pay the Paying Agent customary fees for its services and reimburse the Paying Agent for its reasonable out-of-pocket expenses in connection therewith. The Company has also agreed to indemnify the Paying Agent for certain liabilities.

Requests for additional copies of any of the Offer Documents may be directed to the Company at the address and telephone number set forth on the back cover of this Offer to Exchange.

In connection with the Offer to Exchange, directors, officers and employees of the Company and its affiliates may solicit tenders by use of the mail, personally or by telephone, facsimile, telegram or other similar messages. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Exchange and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

The Offer to Exchange is not being made to (nor will tenders of Notes be accepted from or on behalf of) Holders of Notes in any jurisdiction in which the making or acceptance of the Offer to Exchange would not be in compliance with the laws of such jurisdiction. However, the Company, in its sole discretion, may take such action as it may deem necessary to make the Offer to Exchange lawful in any such jurisdiction, and may extend the Offer to Exchange to Holders of Notes in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Company that is not contained in or incorporated by reference into this Offer to Exchange or in the Letter of Transmittal or other Offer Documents and, if given or made, such information should not be relied upon.

Recommendation of the Company and Board of Directors

Neither the Company nor its Board of Directors is making any recommendation regarding whether Holders should tender their outstanding Notes and accept the consideration pursuant to the Offer to Exchange. Holders must make their own determination as to whether to tender outstanding Notes.

Solicitation

The Offer to Exchange is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act afforded by Section 3(a)(9) thereof. Therefore, the Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the outstanding Notes. The Company has not retained any dealer, manager or other agent to solicit tenders with respect to the Offer to Exchange. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of the Company and its subsidiaries.

Other Fees and Expenses

Tendering Holders of Notes will not be required to pay any expenses of soliciting tenders in the Offer to Exchange. However, if a tendering Holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, such Holder may be required to pay brokerage fees or commissions.

The Company is making the principal solicitation by mail. However, where permitted by applicable law, additional solicitations may be made by facsimile transmission, telephone or in person by the Company’s officers and other employees and its affiliates.

Accounting Treatment

Assuming all Holders tender without withdrawing all of their Notes and we satisfy the Indenture Conditions, we will derecognize the carrying amount of exchanged Notes and recognize Common Stock and paid-in-capital for the shares of Common Stock issued in connection with the Offer to Exchange. Also, we expect that we will incur expenses of approximately $0.25 million, based on estimated legal, trustee, printing and other expenses associated with the Offer to Exchange.

DESCRIPTION OF THE NOTES

The following summary of certain provisions of the Notes does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Indenture and the form of note, as well as by the provisions of New York law.

Notes Outstanding

$128,200,000 aggregate principal amount 4.25% Convertible Notes due 2023.

Initial Offering

In August 2003, we completed an offering of $137.2 million aggregate principal amount of 4.25% Convertible Notes due 2023 with interest payable semi-annually. Each Holder has the right to require that we repurchase their Notes on August 1, 2008, 2013 and 2018 (“Repurchase Dates”) at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any. Additionally, we have the right to redeem the Notes for cash, as a whole at any time or from time to time in part, beginning on August 4, 2008, for a price equal to 100% of the principal amount plus accrued and unpaid interest, if any. We have the right to elect whether to use cash, Common Stock or a combination thereof to repurchase the Notes.

Repurchase Right

At the end of June 2008, we must give notice to the Holders and elect to use shares of Common Stock, cash or any combination thereof to repurchase any Notes. If we use shares, then the number of shares will be determined near the August 1st Repurchase Date and will be equal to the repurchase price divided by a value that is 97.5% of the average closing sales price of our Common Stock for the five consecutive trading days ending on the third business day prior to the applicable Repurchase Date (adjusted to take into account the occurrence of certain events that would require adjustment of the conversion rate). If the market value of our Common Stock deteriorated significantly at the time the Notes could be put to us, we might not have sufficient shares to fully settle the Notes in stock and the Indenture would require that we repurchase the Notes entirely in cash. A requirement to fund such amount in cash would have a material adverse effect on our financial condition. We cannot provide assurance at this time that we will have sufficient cash available to satisfy the repurchase of the Notes entirely in cash.

Security; Subordination

The Notes are our general unsubordinated, unsecured obligations and are jointly and severally guaranteed on an unconditional basis by our indirect, wholly owned subsidiary ExpressJet Airlines, Inc. The Notes and the guarantee are senior unsecured obligations and rank equally with our existing and future senior unsecured indebtedness. The Notes and the guarantee are junior to any of our secured obligations and the secured obligations of our wholly owned subsidiaries to the extent of the collateral pledged. Except as otherwise specified in the Indenture, there are no restrictions on our subsidiaries’ ability to transfer funds to us in the form of cash dividends, loans or advances. General provisions of applicable state law, however, may limit the ability of any subsidiary to pay dividends or make distributions to its parent in certain circumstances.

Conversion Rights

The Notes are convertible into shares of our Common Stock at a conversion rate of 54.9451 shares per $1,000 in principal amount at maturity of the Notes. This conversion rate is subject to adjustment in certain circumstances. Holders of the Notes may convert all or a portion of their Notes into shares of our Common Stock under the following circumstances: (i) at any time during or after any fiscal quarter commencing after September 30, 2003 if the closing sale price of our Common Stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the fiscal quarter prior to such quarter is greater than 120% of the conversion price per share of Common Stock on such last day; (ii) subject to certain exceptions, during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the Notes for each of the five trading days was less than 98% of the product of the closing sales price of our Common Stock and the number of shares issuable upon conversion of $1,000 principal amount of the Notes; (iii) if the Notes have been called for redemption; or (iv) upon the occurrence of specified corporate transactions.

Registration Rights; Resale Shelf

Pursuant to a registration rights agreement entered into in connection with the sale of the Notes, we filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission in September 2003 that subsequently became effective, covering the resale of the Notes and the underlying Common Stock.

Default

If an event of default occurs and continues, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, by written notice to us (and to the Trustee, if notice is given by the Holders), declare the principal amount of the Notes accrued through the date of their declaration, and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. The Indenture provides that the Trustee will give the Holders notice of all uncured defaults within 90 days after the occurrence of default. However, notice will not be given until 60 days after the occurrence of a default with respect to the Notes involving a failure to perform a covenant other than the obligation pay principal and interest. Further, in the case of default in payment on the Notes, the Trustee may withhold the notice if a committee comprised of certain officers of the Trustee determines in good faith that withholding notice is in the interest of the Holders. The Indenture provides that the Holders of not less than a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for the Notes, or exercising any trust or power conferred on the Trustee. By notice to the Trustee, the Holders of not less than the majority in total principal amount of the Notes may waive any past default or event of default with respect to that series and its consequences. Further, a majority of the Holders may rescind and annul a declaration of acceleration with respect to that series (unless a judgment or decree based on that acceleration has been obtained and entered), except an acceleration based on an event of default in the payment of the principal of, or interest, if any, on the Notes (and any resulting acceleration) and certain other defaults.

Detailed Terms

The terms of the Notes are complex and only briefly summarized above. For further information on the Notes and the rights of the Holders, please refer to the descriptions contained in our Annual Report on Form 10-K for the period ended December 31, 2007 and in the Indenture and the form of note, which contain a complete statement of the terms and conditions of the Notes (and which are filed as exhibits to our Current Report on Form 8-K filed on September 3, 2003).

DESCRIPTION OF OUR CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Restated Certificate of Incorporation and Amended and Restated Bylaws, as well as by the provisions of Delaware law.

General

We are authorized by our restated Certificate of Incorporation to issue 400 million shares of Common Stock, $0.01 par value per share, and ten million shares of preferred stock, $0.01 par value per share. As of June 30, 2008, there were 55,952,229 shares of our Common Stock issued and 52,651,361 shares of our Common Stock outstanding. As of June 30, 2008, there were approximately 7,714,651 shares of our Common Stock reserved for issuance upon exercise of outstanding options and vesting of unvested restricted stock. There are no issued and outstanding shares of our preferred stock outstanding.

Common Stock

Voting Rights

The holders of our Common Stock are entitled to one vote per share, but, except as otherwise required by law, are not entitled to vote on any amendment to our restated certificate of incorporation that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of the affected shares are entitled to vote on the amendment. Voting rights of non-U.S. citizens are limited as described below under “—Limitation on Voting by Foreign Owners.”

Rights to Dividends and on Liquidation, Dissolution or Winding Up

Common stockholders participate ratably in any dividends or distributions on the Common Stock. In the event of any liquidation, dissolution or winding up of our Company, holders of our Common Stock are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

Preemptive and Other Subscription Rights

Common stockholders do not have preemptive, subscription, or redemption rights, and are not subject to further calls or assessments.

No Cumulative Voting Rights

Common stockholders do not have the right to cumulate their votes in the election of directors.

Limitation on Voting by Foreign Owners

Our restated certificate of incorporation provides that shares of capital stock may not be voted by, or at the direction of, persons who are not citizens of the United States unless the shares are registered on a separate stock record. Under federal law, no more than 25% of the voting stock of a United States airline such as our Company may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens, and the airline itself, as well as its president and at least two-thirds of its directors or other managing officers, must be U.S. citizens. For these purposes, “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership each of whose partners is an individual who is a citizen of the United States; or

•	a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

In addition, the U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by U.S. citizens, and has indicated that the ownership of less than 50% of an air carrier’s total equity securities by non-U.S. citizens, taken alone, is not indicative of foreign control of the airline.

In order to comply with these rules, our restated bylaws provide that no shares will be registered on the foreign stock record described above if the amount so registered would exceed the restrictions described above or adversely affect our operating certificates or authorities. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Mellon Investor Services LLC, and its telephone number is (800) 852-0370.

Listing

Shares of our outstanding Common Stock are listed on The New York Stock Exchange.

Subject to the provisions of our restated certificate of incorporation and legal limitations, our board of directors has the authority, without further vote or action by the stockholders:

•	to provide for the issuance of shares of preferred stock in series;

•	to establish from time to time the number of shares to be included in each such series; and

•

to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions of each such series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of the Common Stock.

The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of our Common Stock, without a vote of the holders of preferred stock unless required by the terms of any series of preferred stock.

The issuance of shares of preferred stock by our board of directors as described above may adversely affect the rights of the holders of our Common Stock. For example, preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. The issuance of shares of preferred stock may discourage third-party bids for our Common Stock or may otherwise adversely affect the market price of the Common Stock. In addition, the preferred stock may enable our board of directors to make more difficult or to discourage attempts to obtain control of our Company through a hostile tender offer, proxy contest, merger or otherwise, or to make changes in our management.

Preferred Stock Purchase Rights

General

Under our rights agreement, one preferred stock purchase right is attached to each outstanding share of our Common Stock. Each of these preferred stock purchase rights entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior participating preferred stock, par value $.01 per share, at a purchase price of $80.00 per one one-thousandth of a share, subject to adjustment.

The preferred stock purchase rights will have anti-takeover effects. The preferred stock purchase rights could cause substantial dilution to a person or group that attempts to acquire us and effect a change in the composition of our board of directors on terms not approved by our board of directors, including by means of a tender offer at a premium to the market price. The preferred stock purchase rights should not interfere with any merger or business combination approved by our board of directors because we may redeem the preferred stock purchase rights at the redemption price prior to the time that a person has become an acquiring person or amend the preferred stock purchase rights to make them inapplicable to the approved transaction.

Evidence and Transferability of Preferred Stock Purchase Rights

The preferred stock purchase rights will be evidenced by the certificates representing shares of Common Stock until the earlier to occur of:

•

ten days following the earlier of the date of a public announcement made by us or an acquiring person or the public disclosure of facts by us or an acquiring person indicating that a person or group of affiliated or associated persons has become an acquiring person, which occurs when that person or group has acquired beneficial ownership of shares of Common Stock representing 15% or more, or if such person is a passive institutional investor, 20% or more, of the total voting power of the Common Stock then outstanding; and

•

ten business days, or a later date established by our board of directors before the time any person or group becomes an acquiring person, following the commencement of, or the first public announcement of an intention of any person or group to make, a tender offer or exchange offer that, if completed, could result in the beneficial ownership by a person or group of shares of Common Stock representing 15% or more, or if such person is a passive institutional investor, 20% or more, of such number of votes.

The preferred stock purchase rights will be distributed on the date upon which one of the events described above occurs. Until the rights distribution date or the earlier redemption or expiration of the preferred stock purchase rights:

•	the preferred stock purchase rights can be transferred only with the transfer of shares of Common Stock;

•

certificates representing shares of Common Stock that become outstanding after the record date for the initial distribution of the rights will contain a notation incorporating the terms of the preferred stock purchase rights by reference; and

•

the surrender for transfer of any certificate representing shares of Common Stock will also constitute the transfer of the preferred stock purchase rights associated with the shares of Common Stock represented by that certificate.

As soon as practicable following the rights distribution date, separate certificates evidencing the preferred stock purchase rights will be mailed to holders of record of the shares of Common Stock as of the close of business on the rights distribution date, and thereafter those separate preferred stock purchase rights certificates alone will evidence the rights.

Exempt Persons

The rights agreement provides that some persons are exempt from the definition of acquiring person, including:

•	our Company and certain persons affiliated with us;

•

Continental and certain persons affiliated with Continental for the duration of our capacity purchase agreement and thereafter for so long as Continental and certain persons affiliated with Continental own 5% or more of the voting power of the Common Stock then outstanding;

•

any person, hereinafter referred to as an exempt recipient, who becomes the beneficial owner of shares of Common Stock representing 15% or more of the voting power of the Common Stock then outstanding as a result of any transaction with Continental or certain persons affiliated with Continental with respect to Common Stock of which Continental or certain persons affiliated with Continental are the beneficial owner, hereinafter referred to as an exempt transaction; and

•	other specified persons.

An exempt recipient is permitted to own up to the highest percentage of the voting power of the Common Stock beneficially owned by such exempt recipient immediately following any exempt transaction. Notwithstanding the foregoing sentence, the permitted percentage of the voting power of the Common Stock beneficially owned by an exempt recipient will automatically be decreased, but not below 14%, or 19% if such exempt recipient is a passive institutional investor, of the voting power of the Common Stock then outstanding, if such exempt recipient ceases to beneficially own any of such shares of Common Stock or if the voting power of the Common Stock beneficially owned by such exempt recipient otherwise decreases. Similarly, the permitted percentage of the voting power of the Common Stock beneficially owned by an exempt recipient will automatically be increased upon the acquisition by us of Common Stock or an adjustment to the voting power of the Common Stock beneficially owned by such exempt recipient due to the application of the limitation on voting by foreign owners. An exempt recipient will cease to be an exempt recipient at any time that exempt recipient becomes the beneficial owner of Common Stock representing an additional 1% of the voting power of the Common Stock above the permitted percentage applicable to that exempt recipient.

In addition, the rights agreement provides for an exception to the definition of acquiring person that permits a person to beneficially own shares of Common Stock representing 15% or more, or if such person is a passive institutional investor, 20% or more, of the total voting power of the Common Stock then outstanding if such ownership has resulted from an acquisition by us of shares of our Common Stock. Likewise, if a person becomes the beneficial owner of shares of Common Stock representing 15% or more, or if such person is a passive institutional investor, 20% or more, of the total voting power of the Common Stock then outstanding solely as the result of an adjustment to the voting power of the shares of Common Stock beneficially owned by that person due to the application of the limitation on voting by foreign owners, that person will be excluded from the definition of an acquiring person. However, if, after crossing that threshold, these persons purchase or otherwise take action to cause them to be the beneficial owner of shares of Common Stock representing an additional 1% of the total voting power of the Common Stock then outstanding, they will be considered acquiring persons.

If our board of directors determines that a person who would otherwise be an acquiring person has become so inadvertently and that person as promptly as practicable divests itself of a sufficient number of shares of Common Stock so that it beneficially owns less than 15%, or if such person is a passive institutional investor, 20%, of the total voting power of the Common Stock then outstanding, that person will not be considered an acquiring person.

Exercisability of Rights

The preferred stock purchase rights are not exercisable until the rights distribution date. The preferred stock purchase rights will expire on the close of business on September 12, 2011, unless the expiration date is extended or unless the preferred stock purchase rights are earlier redeemed or exchanged by us, in each case, as described below.

Each holder of a preferred stock purchase right (other than preferred stock purchase rights beneficially owned by an acquiring person, which will be void as described below) will after the date that any person became an acquiring person have the right to receive upon exercise of such preferred stock purchase right at the then-current exercise price multiplied by the number of one one-thousandths of a share of junior participating preferred stock for which a right is then exercisable that number of shares of our Common Stock or cash or other securities or assets in some circumstances equal to:

•

the then-current exercise price multiplied by the number of one one-thousandths of a share of junior participating preferred stock for which the right was or would have been exercisable immediately prior to the person becoming an acquiring person, divided by

•	50% of the current per share market price of our Common Stock on the date the person became an acquiring person.

If, at any time on or after the date that any person has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power are sold, each holder of a preferred stock purchase right will after the date of that transaction have the right to receive, upon the exercise of those preferred stock purchase rights at the then-current exercise price of the preferred stock purchase right multiplied by the number of one one-thousandths of a share of junior participating preferred stock for which a right is then exercisable, that number of shares of Common Stock of the acquiring company equal to:

•	the then-current exercise price multiplied by the number of one one-thousandths of a share of junior participating preferred stock for which the right is exercisable, divided by

•	50% of the current per share market price of the Common Stock of the acquiring company on the date of the merger, other business combination or sale of 50% or more of our assets or earning power.

The purchase price payable, and the number of shares of junior participating preferred stock or other securities or property issuable, upon exercise of the preferred stock purchase rights are subject to adjustment from time to time to prevent dilution in some circumstances.

No rights as a stockholder of our Company, including the right to vote or to receive dividends, are associated with the preferred stock purchase rights themselves.

From and after the time that any person becomes an acquiring person under the rights agreement, if rights are or were at any time on or after the earlier of (1) the date of such event and (2) the distribution date, acquired or beneficially owned by an acquiring person or an associate or affiliate of an acquiring person, these rights will become void, and any holder of these rights will thereafter have no right to exercise these rights.

Terms of Junior Participating Preferred Stock

Shares of junior participating preferred stock, which may be purchased upon exercise of the preferred stock purchase rights, will not be redeemable. Each share of junior participating preferred stock will be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, an amount per share equal to 1,000 times the cash or non-cash dividend declared per share of Common Stock. In the event of liquidation, the holders of the junior participating preferred stock will be entitled to receive an aggregate payment equal to 1,000 times the payment made per share of Common Stock plus any accrued and unpaid dividends. Each share of junior participating preferred stock will have 1,000 votes on all matters submitted to a vote of the stockholders of our Company. Finally, in the event of any merger, consolidation or other transaction in which the Common Stock is exchanged, each share of junior participating preferred stock will be entitled to receive an amount equal to 1,000 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

Exchange or Redemption

At any time after any person becomes an acquiring person, and prior to the acquisition by any person or group of shares of Common Stock representing a majority of the voting power then outstanding, our board of directors may exchange the rights (other than rights owned by such acquiring person that have become void), in whole or in part, at an exchange ratio of one share of our Common Stock per right (subject to adjustment). We may, at our option, substitute junior participating preferred shares or Common Stock equivalents for our Common Stock, at the rate of one one-thousandth of a junior participating preferred share for each share of our Common Stock (subject to adjustment). No fractional share of our Common Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the share of our Common Stock on the last trading day prior to the date of exchange.

At any time prior to any person becoming an acquiring person, our board of directors, by the required board vote as described below, may redeem the rights in whole, but not in part, at a redemption price of $.001 per right. We may pay the redemption price in cash, shares of our Common Stock or other form of consideration deemed appropriate by our board of directors. The redemption of the rights may be made effective at the time, on any basis and subject to the conditions that our board of directors may establish. Immediately upon the effectiveness of any redemption of the rights (or upon an earlier time specified by our board of directors by the required board vote in the resolution approving a redemption), the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price. The required board vote is the affirmative vote of two-thirds of the number of authorized directors of our board (regardless of whether there are vacancies in any such positions), including two-thirds of our continuing directors, who are our current directors and individuals who subsequently become directors after being nominated by a majority of our continuing directors.

The terms of the rights may be amended by our board of directors, by the required board vote, without the consent of the holders of the rights, except that from the time any person becomes an acquiring person no amendment may adversely affect the interests of the holders of the rights (other than the interests of the acquiring person and its affiliates and associates). For the duration of our capacity purchase agreement and thereafter for so long as Continental and certain persons affiliated with Continental own 5% or more of the voting stock of our Company, no supplement or amendment to the rights agreement can be made that deletes, amends, eliminates or otherwise changes, or otherwise has the effect of amending, eliminating or otherwise changing, the provision of the rights agreement that exempts Continental and certain persons affiliated with Continental and exempt recipients from the definition of acquiring person and certain other provisions of the rights agreement without the prior written consent of Continental, which may be withheld in the sole discretion of Continental, and, with respect to the provisions of the rights agreement that exempt Continental and certain persons affiliated with Continental and exempt recipients from the definition of acquiring person, the unanimous affirmative vote of the authorized number of directors of our board (regardless of whether there are any vacancies in any such positions) is required. For the duration of our capacity purchase agreement and thereafter for so long as Continental and certain persons affiliated with Continental own 5% or more of the voting stock of our Company, the prior written consent of Continental, which may be withheld in the sole discretion of Continental, is also required for any supplement or amendment to the rights agreement that deletes, amends, eliminates or otherwise changes, or otherwise has the effect of amending, eliminating or otherwise changing, the provision of the rights agreement that requires the prior written consent of Continental for any such amendment or supplement to the provision of the rights agreement that exempts Continental and certain persons affiliated with Continental and exempt recipients from the definition of acquiring person and certain other provisions of the rights agreement.

The rights agreement also provides that we will not, for the duration of our capacity purchase agreement and thereafter for so long as Continental and certain persons affiliated with Continental own 5% or more of the voting stock of our Company, without the prior written consent of Continental, which may be withheld in the sole discretion of Continental, take any action to approve, adopt or implement a rights agreement or any other agreement having a similar effect, whether upon the expiration or termination of the rights agreement or otherwise, unless such rights agreement or other agreement contains a provision that (i) exempts Continental and certain persons affiliated with Continental and any exempt recipient from the definition of acquiring person (or any term with a definition under such agreement similar thereto), (ii) otherwise exempts Continental and certain persons affiliated with Continental and any exempt recipient from the restrictions thereof and (iii) provides that no supplement, amendment, change or alteration to such rights agreement or other agreement will be made that deletes, amends, eliminates or otherwise changes the provisions thereof that implement clauses (i) and (ii) above and this clause (iii). For the duration of our capacity purchase agreement and thereafter for so long as Continental owns 5% or more of the voting stock of our Company, the prior written consent of Continental, which may be withheld in the sole discretion of Continental, is required for any amendment to the provision so limiting our ability to approve, adopt or implement a rights agreement. Continental is a party to the rights agreement with respect to the provisions of the rights agreement regarding amendments to the rights agreement and limiting our ability to approve, adopt or implement another rights agreement or any other agreement having a similar effect (which provision survives the exercise, exchange, redemption or expiration of the rights and the termination or expiration of the rights agreement).

Election and Removal of Directors

Our restated certificate of incorporation provides that the board of directors be divided into three classes of directors (other than those elected by the holder of the special voting preferred stock). Each director is to hold office until his or her successor is duly elected and qualified. Directors elected to succeed directors whose terms then expire will be elected for a term that will expire at the third succeeding annual meeting of stockholders after their election.

Subject to the rights of the holders of any series of preferred stock, our restated certificate of incorporation provides that the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of our whole board of directors. In addition, subject to the rights of the holders of any series of preferred stock, our restated certificate of incorporation provides that any vacancies will be filled by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders). However, if authorized by a resolution of the board of directors, directors may be elected in any manner, including at an annual meeting of stockholders, to fill any vacancy, regardless of how the vacancy was created.

Our restated certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

Amendment of Bylaws

Our board of directors may amend or repeal our restated bylaws and adopt new bylaws. Our stockholders may also adopt, amend or repeal any provision of our restated bylaws by the affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class.

Other Anti-Takeover Provisions of Our Certificate of Incorporation and Bylaws

Our restated certificate of incorporation and restated bylaws contain several provisions in addition to those pertaining to the preferred stock purchase rights, classification of the board, election and removal of directors, and amendment of the bylaws that could delay or make more difficult the acquisition of our Company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of our Common Stock.

No Written Consent of Stockholders

Stockholders cannot act by written consent and any action required or permitted to be taken by our stockholders must be taken at an annual or special meeting.

Special Meetings of Stockholders

Our restated certificate of incorporation provides that special meetings of the stockholders may be called only by the chairman of our board of directors, our president or a majority of our whole board of directors and may not be called by the holders of Common Stock.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

Our restated bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders. Notice of a stockholder’s intent to nominate a director or propose business to be considered by the stockholders must be delivered to our principal executive offices as follows:

•

nominations or other business to be brought before an annual meeting of stockholders, not less than 45 days nor more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders; and

•

nominations to be brought before a special meeting of stockholders, not earlier than 90 days prior to the special meeting and not later than the later of (1) 70 days prior to the special meeting or (2) 10 days following the public announcement of the special meeting.

Limitation of Director Liability and Indemnification

Our restated certificate of incorporation provides, to the full extent permitted by Delaware law, that directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. As required under current Delaware law, our restated certificate of incorporation currently provides that this waiver may not apply to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, in the event the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Our restated certificate of incorporation and restated bylaws further provide that we will indemnify each of our directors and officers to the full extent permitted by Delaware law and may indemnify other persons as authorized by the Delaware General Corporation Law. These provisions do not eliminate any monetary liability of directors under the federal securities laws.

Delaware Takeover Statute

Under the terms of our restated certificate of incorporation and as permitted under Delaware law, we have elected not to be subject to Delaware’s anti-takeover law. This law provides that an “interested stockholder,” defined as a person who owns 15% or more of the outstanding voting stock of a corporation or a person who is an associate or affiliate of the corporation and, within the preceding three-year period, owned 15% or more of the outstanding voting stock, may not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the affirmative vote of the holders of 80% of the voting power of all then-outstanding shares of our capital stock entitled to vote in the election of directors, voting together as a single class, we may amend our restated certificate of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our Common Stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States federal income tax consequences of the Offer to Exchange to beneficial owners of the Notes that are U.S. Holders (defined below). This discussion is a summary for general information purposes only and does not consider all aspects of federal income taxation that may be relevant to particular U.S. Holders in light of their individual investment circumstances or to certain types of U.S. Holders subject to special tax rules (e.g., financial institutions, broker-dealers, insurance companies, tax-exempt organizations, persons that hold Notes as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and foreign taxpayers), nor does it address state, local or foreign tax considerations. This summary assumes that U.S. Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

As used herein, “U.S. Holders” are any beneficial owners of the Notes, that are, for U.S. federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations (or other entities treated as corporations for federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996 and treated as U.S. persons prior to such date may also be treated as U.S. Holders.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the Notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of participating in the Offer to Exchange and of the ownership and disposition of our Common Stock received upon the exchange.

You should consult with your own tax advisor regarding the U.S. federal, state, local and foreign tax consequences of your participation in the Offer to Exchange and of your ownership and disposition of Common Stock received upon the exchange.

Exchange of Notes for Repurchase Consideration Pursuant to the Offer to Exchange

An exchange of Notes for Common Stock pursuant to the Offer to Exchange should be treated as a tax-free recapitalization for U.S. federal income tax purposes. Accordingly, a U.S. Holder should not recognize gain or loss as a result of such exchange, except for any portion of the value of Common Stock received that is attributable to accrued but unpaid interest on the Notes being surrendered that has not previously been included in income. Such Common Stock attributable to accrued and unpaid interest received by a U.S. Holder in the Offer to Exchange will be treated as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.

A U.S. Holder’s tax basis in the Common Stock received in the exchange, other than any Common Stock received with respect to accrued but unpaid interest, will equal the U.S. Holder’s adjusted tax basis in the Notes surrendered (excluding the portion of the tax basis allocable to a fractional share of Common Stock). A U.S. Holder’s holding period in these shares of Common Stock received should include its holding period for the Notes surrendered. A U.S. Holder’s tax basis in the Common Stock received with respect to accrued but unpaid interest will equal the fair market value of that Common Stock. A U.S. Holder’s holding period for the Common Stock received with respect to accrued but unpaid interest will commence on the day after the exchange.

If a U.S. Holder receives cash in lieu of a fractional share of Common Stock, it will be treated as having received such fractional share and immediately sold it for the amount of such cash. Accordingly, the receipt of such cash in lieu of a fractional share of Common Stock will generally result in taxable gain or loss equal to the difference between the cash received in lieu of such fractional share less the tax basis in the Notes allocable to the fractional share of Common Stock.

If we do not meet the conditions to using Common Stock in connection with our obligation to repurchase the Notes, the receipt of cash by a U.S. Holder in exchange for a Note will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules discussed below, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the amount of cash received (other than amounts attributable to accrued but unpaid interest, which will be taxed as such), and the U.S. Holder’s tax basis in the Note surrendered in the exchange. The cash received attributable to accrued but unpaid interest that has not yet been included in the U.S. Holder’s income will be taxable as ordinary income

Except as described below under “—Market Discount”, any gain recognized on the exchange (including any gain recognized on the receipt of cash in lieu of a fractional share of Common Stock) will generally be capital gain and will be long-term capital gain if, at the time of the exchange, the Notes surrendered in the exchange has been held for more than one year. The deductibility of capital losses is subject to limitations.

Market Discount

If a U.S. Holder acquired the Notes for an amount that is less than its stated principal amount, subject to a de minimis exception, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes. Under the market discount rule, any gain recognized on the exchange of such Notes generally would be treated as ordinary interest income to the extent of the market discount accrued during the U.S. Holder’s holding period for the Notes, unless the U.S. Holder had elected to include the market discount in income as it accrued. Any market discount that had accrued on a U.S. Holder’s Notes at the time of the exchange, and that is in excess of the gain recognized on the exchange, as described above, generally will be taxable as ordinary income upon the disposition of the Common Stock received upon the exchange.

Distributions on Common Stock

The amount of any distribution we make in respect of the Common Stock received in the exchange will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Stock and thereafter as gain from the sale or exchange of such Common Stock as described below. In general, a dividend distribution to a corporate U.S. Holder will qualify for the dividends-received deduction. The dividends-received deduction is subject to certain holding period, taxable income and other limitations.

Dividends received by a non-corporate U.S. Holder during taxable years beginning on or before December 31, 2010 will be taxed at a maximum rate of 15%, provided that the U.S. Holder held the stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and certain other requirements are met. Dividends received by non-corporate U.S. Holders in taxable years beginning after December 31, 2010 will be subject to tax at ordinary income rates.

Sale or Exchange of Common Stock

Subject to the discussion above under “—Market Discount”, upon the sale or exchange of shares of our Common Stock received upon the exchange of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received upon the sale or exchange and the U.S. Holder’s tax basis in the shares of Common Stock. Any such capital gain or loss will be long-term if the U.S. Holder’s holding period in the shares of Common Stock is more than one year. Long-term capital gain is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding Tax

In general, information reporting requirements will apply to interest payments made on the Notes, cash received as Alternate Consideration in the Offer to Exchange, dividends received on Common Stock and proceeds from the sale of Common Stock. A backup withholding tax may apply to such payments if the U.S. Holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Any amounts withheld under the backup withholding rules from a payment to a Holder will be allowed as a credit against such Holder’s U.S. federal income tax and may entitle the Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

FEES AND EXPENSES

The Paying Agent for the Offer to Exchange is The Bank of New York Trust Company, N.A. The Company has not retained any dealer manager or other agent to solicit tenders with respect to the Offer to Exchange.

All deliveries, correspondence and questions sent or presented to the Paying Agent or the Company relating to the Offer to Exchange should be directed to one of the addresses or telephone numbers set forth on the back cover page of this Offer to Exchange.

The Company may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Exchange and related materials to beneficial owners of the Notes.

Requests for information or additional copies hereof or the Letter of Transmittal should be directed to the Company.

The Company will pay the Paying Agent reasonable and customary compensation for its services in connection with the Offer to Exchange, plus reimbursement for out-of-pocket expenses. The Company will indemnify the Paying Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

The Company will not pay fees or commissions to any broker, dealer, or other person for soliciting tenders of Notes pursuant to the Offer to Exchange. The Company will, however, upon request through the Company, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by such persons in forwarding the Offer to Exchange and related materials to the beneficial owners of Notes held by any such person as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as the agent of the Company for purposes of the Offer to Exchange.

The Company will pay or cause to be paid all stock transfer taxes, if any, on its exchange of Notes except as otherwise provided in Instruction 6 in the Letter of Transmittal. All fees and expenses of the Company attributable to the Offer to Exchange will be paid by the Company.

WHERE YOU CAN FIND MORE INFORMATION

The Company files reports and other information with the Commission. Such reports and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 100 F Street NE, Washington, D.C. 20549 or through the Commission’s website (http://www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission with respect to the Company are incorporated herein by reference and shall be deemed to be a part hereof:

(i) The Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 20, 2008.

(ii) The Company’s Current Reports on Form 8-K filed with the Commission on April 15, April 25, May 6, May 13, June 3, June 6, June 17 and July 1, 2008, as well as the two such reports filed with the Commission on June 11, 2008.

(iii) The Company’s Quarterly Report on Form 10-Q filed with the Commission on May 6, 2008.

(iv) The Company’s Registration Statement on Form 8-A filed with the Commission on July 22, 2003.

All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Exchange and prior to the termination of the Offer to Exchange shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Exchange, shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

MISCELLANEOUS

The Company is not aware of any jurisdiction where the making of the Offer to Exchange is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer to Exchange is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer to Exchange will not be made to (nor will tenders be accepted from or on behalf of) the Holders residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to Exchange to be made by a licensed broker or dealer, the Offer to Exchange shall be deemed to be made on the Company’s behalf by one or more registered brokers or dealers license under the laws of such jurisdiction.

Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule TO-I that contains additional information with respect to the Offer to Exchange. Such Schedule TO-I, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under the caption “Where You Can Find More Information.”

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

ExpressJet Holdings, Inc.

700 North Sam Houston Parkway West, Suite 200

Houston, Texas 77067

(832) 353-1000

The Paying Agent for the Offer to Exchange is:

THE BANK OF NEW YORK TRUST COMPANY, N.A.

(as successor to Bank One, N.A.)

By Mail, Overnight Mail, Courier or Hand:

The Bank of New York Trust Company, N.A.

Corporate Trust Department

101 Barclay—7E

New York, NY 10286

Attn: Reorganization Division

By Facsimile:

(Eligible Institutions Only)

(212) 298-1915

(Confirm by Telephone or for Information Call: 212-815-3738)

Any questions or requests for assistance may be directed to the Company or the Paying Agent at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Exchange and the Letter of Transmittal may be directed to the Company. Beneficial owners may also contact their custodian for assistance concerning the Offer to Exchange.